UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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CNX GAS CORPORATION

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CNX Gas Corporation

CNX Center

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

Telephone (724) 485-4000

Annual Meeting of Stockholders

to be held on April 28, 2009

Dear Stockholder:

You are cordially invited to attend CNX Gas Corporation’s 2009 Annual Meeting of Stockholders on April 28, 2009, at 11:00 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231.

The enclosed Notice of Annual Meeting and Proxy Statement describe the various matters to be acted upon during the meeting. In addition, there will be an opportunity for you to ask questions of CNX Gas’ management.

You may vote your shares by completing and returning the enclosed proxy card. The proxy card describes your voting options in more detail. If you need assistance, please contact the Investor Relations department of CNX Gas Corporation at (724) 485-4000. Our Annual Report to Stockholders for the fiscal year ended December 31, 2008 also accompanies the Proxy Statement.

We appreciate your ownership of CNX Gas common stock, and we look forward to your participation in the Annual Meeting.

Sincerely,

J. Brett Harvey
Chairman of the Board of Directors

March 23, 2009

CNX Gas Corporation

CNX Center

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

Telephone (724) 485-4000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 28, 2009

Notice is hereby given that the Annual Meeting of Stockholders of CNX Gas Corporation will be held on Tuesday, April 28, 2009, at 11:00 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231 for the following purposes:

1.	To elect five (5) directors to hold office in accordance with the Bylaws of CNX Gas Corporation;

2.	To ratify the anticipated appointment of Ernst & Young LLP, an independent registered public accounting firm, as the independent auditor of CNX Gas Corporation for the fiscal year ending December 31, 2009; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

By resolution of the Board of Directors we have fixed the close of business on March 13, 2009, as the record date for determining the stockholders of CNX Gas Corporation entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

Whether or not you expect to attend the Annual Meeting in person, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope, which requires no additional postage if mailed in the United States. Your prompt response will be helpful and your cooperation is appreciated. If you attend the meeting, and if you so choose, you may withdraw your proxy and vote in person.

Sincerely,

P. Jerome Richey Executive Vice President – Corporate Affairs, Chief Legal Officer, and Corporate Secretary

March 23, 2009

YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. A U.S. MAIL PRE-PAID RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE BE SURE TO COMPLETE AND RETURN EACH PROXY.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 28, 2009:

The Proxy Statement, Annual Report on Form 10-K and related materials are available at http://materials.proxyvote.com/12618H.

PROXY STATEMENT

March 23, 2009

The enclosed proxy is being solicited by the Board of Directors (the “Board”) of CNX Gas Corporation (“CNX Gas” or the “Company”) to be voted at the Annual Meeting of Stockholders to be held on Tuesday, April 28, 2009, at 11:00 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231 (the “Annual Meeting”).

This proxy statement, together with CNX Gas’ Annual Report to Stockholders, are being mailed on or about March 23, 2009 to holders of record of CNX Gas common stock as of March 13, 2009.

The specific proposals to be considered and voted upon at the Annual Meeting are summarized in the Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this proxy statement.

Voting and Revocation of Proxies

The persons named as proxies on the accompanying proxy card have informed CNX Gas of their intention, if no contrary instructions are given, to vote the shares represented by such proxies:

•	in favor of the election as directors of CNX Gas of those persons nominated in this proxy statement to hold office in accordance with the Bylaws of CNX Gas;

•

in favor of the ratification of the anticipated appointment of Ernst & Young LLP (“Ernst & Young”), an independent registered public accounting firm, as the independent auditor of CNX Gas for the fiscal year ending December 31, 2009; and

•	in accordance with their judgment on any other matters which may properly come before the Annual Meeting.

The Board does not know of any business to be brought before the Annual Meeting other than as indicated in the Notice of Annual Meeting of Stockholders.

Record Date and Vote Required for Approval.    The record date with respect to the Annual Meeting is March 13, 2009. All holders of record of CNX Gas common stock as of the close of business on March 13, 2009 are entitled to vote at the Annual Meeting and any adjournment thereof. As of March 13, 2009, CNX Gas had 150,971,711 shares of common stock outstanding. Each share of common stock is entitled to one vote. Stockholders do not have cumulative voting rights. The holders of a majority of the outstanding shares of CNX Gas’ common stock entitled to vote in the election of directors, represented in person or by proxy, shall constitute a quorum at the Annual Meeting. Assuming that a quorum is present, the affirmative vote of a plurality of the votes cast is required for the election of directors at the Annual Meeting. Except as otherwise provided by law, CNX Gas’ Certificate of Incorporation or Bylaws, on all other matters, including the ratification of the anticipated appointment of Ernst & Young as our independent auditor, the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and voting on the matter is required for approval.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” matters, although they may vote their clients’ shares on the election of directors and the ratification of the anticipated appointment of Ernst & Young as our independent auditor. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered voting on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions have the same effect as votes against the matter. Proxies received but marked as abstentions and broker non-votes will be counted for quorum purposes.

The proxy card also serves as the voting instruction for the trustees who hold CNX Gas shares of record for participants in the CONSOL Energy Inc. Investment Plan for Salaried Employees. If voting instructions representing shares in this plan are not received, those shares will not be voted.

Revocation of Proxy.    A proxy may be revoked by a stockholder at any time prior to it being voted by:

•	signing and submitting a later-dated proxy card;

•	voting in person at the meeting; or

•	notifying the CNX Gas Corporate Secretary in writing of the revocation.

Attendance at the meeting alone will not effectively revoke a previously executed and delivered proxy. If a proxy is properly executed and is not revoked by the stockholder, the shares it represents will be voted at the meeting in accordance with the instructions from the stockholder. If the proxy card is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board, and in accordance with this judgment on any other matters that may properly come before the Annual Meeting.

Proxy Solicitation.    All costs relating to the solicitation of proxies will be borne by CNX Gas. Georgeson Inc. has been retained by CNX Gas to aid in the solicitation of proxies, at an estimated cost of $6,000 plus reimbursement of out-of-pocket expenses. Proxies may also be solicited by officers, directors and employees personally, by mail, or by telephone, facsimile transmission or other electronic means. On request, CNX Gas will pay brokers and other persons holding shares of stock in their names or in those of their nominees for their reasonable expenses in sending soliciting material to, and seeking instructions from, their principals.

Secrecy in Voting.    As a matter of policy, proxies, ballots and voting tabulations that identify individual stockholders are held confidential by CNX Gas. Such documents are available for examination only by the inspectors of election and certain employees of CNX Gas and the Company’s transfer agent, who assist in the tabulation of the vote. The identity of the vote of any stockholder is not disclosed except as may be necessary to meet applicable legal requirements.

CNX Gas will provide to any stockholder, without charge and upon the written request of the stockholder, a copy (without exhibits, unless otherwise requested) of CNX Gas’ Annual Report on Form 10-K as filed with the United States Securities and Exchange Commission (the “SEC”) for CNX Gas’ fiscal year ended December 31, 2008. Any such request should be directed to CNX Gas Corporation, Legal Department, CNX Center, 1000 CONSOL Energy Drive, Canonsburg, Pennsylvania 15317. Neither the Annual Report on Form 10-K nor the Annual Report to Stockholders is part of the proxy solicitation materials.

GENERAL INFORMATION

The Board of Directors and its Committees

The Board of Directors.    The business and affairs of CNX Gas are managed under the direction of our Board. Our Board currently has five (5) members: Philip W. Baxter , James E. Altmeyer, Sr., Raj K. Gupta, J. Brett Harvey (Chairman), and John R. Pipski. Each director holds office until the next annual election of directors at the Annual Meeting and until the election and qualification of the director’s successor.

CNX Gas does not have a formal policy regarding directors’ attendance at the Annual Meeting; however, all directors are encouraged to attend. During the fiscal year ended December 31, 2008, there were eight (8) members of our Board, and all eight directors were present at the 2008 annual meeting.

Management Reorganization.    As previously announced, effective January 16, 2009, CONSOL Energy Inc. (“CONSOL Energy”), which owns approximately 83.3% of CNX Gas’ outstanding common stock, and CNX Gas made certain changes to the managerial structure of both companies (the “Management Reorganization”). The purpose of the Management Reorganization is to improve performance and profitability of both CONSOL Energy and CNX Gas, as well as to increase efficiency and reduce costs across all business areas by creating a more unified organizational structure that will have functional, operational, and financial responsibility for all coal, gas, and related assets, while still recognizing the status of CNX Gas as a separate public company with stockholders in addition to CONSOL Energy. The changes effected by this Management Reorganization are as follows:

•	J. Brett Harvey, President and Chief Executive Officer of CONSOL Energy, was appointed to the additional position of Chairman and Chief Executive Officer of CNX Gas.

•

Nicholas J. DeIuliis, President and Chief Executive Officer of the Company, was appointed Executive Vice President and Chief Operating Officer for CONSOL Energy. He also will serve as President and Chief Operating Officer of CNX Gas.

•	Robert F. Pusateri was appointed Executive Vice President—Energy Sales and Transportation Services for both CONSOL Energy and CNX Gas.

•	William J. Lyons, Executive Vice President and Chief Financial Officer of CONSOL Energy and Chief Financial Officer of CNX Gas, is now also an Executive Vice President of CNX Gas.

•

P. Jerome Richey, Senior Vice President and General Counsel of CONSOL Energy, was appointed Executive Vice President—Corporate Affairs and Chief Legal Officer for CONSOL Energy and CNX Gas and also will serve as Corporate Secretary for each company.

•	Robert P. King was appointed Executive Vice President—Business Advancement and Support Services for CONSOL Energy and CNX Gas.

Effective January 16, 2009, these persons are the executive officers of CNX Gas.

In connection with the Management Reorganization, on January 16, 2009, three of the then current directors—Nicholas J. DeIuliis, William J. Lyons, and Joseph T. Williams resigned from the CNX Gas Board and the CNX Gas Board was reduced from eight (8) members to the five (5) members listed above. Also effective January 16, 2009, and in connection with the Management Reorganization, CNX Gas dissolved its compensation, finance and nominating and corporate governance committees, relying on the “controlled company” exemption under the New York Stock Exchange listing standards. The CNX Gas Bylaws were amended to reflect these changes.

Director Independence.    The current listing standards of the New York Stock Exchange (“NYSE”) require our Board to affirmatively determine the independence of each director and to disclose such determination in the proxy statement for each Annual Meeting of Stockholders of CNX Gas. The Board, at its

meeting held on February 17, 2009, affirmatively determined that each of James E. Altmeyer, Sr., Philip W. Baxter, Raj K. Gupta and John R. Pipski is an “independent director” with respect to CNX Gas under the independence standards of the CNX Gas Corporation Corporate Governance Guidelines described below and the corporate governance rules of the NYSE codified in Section 303A of the NYSE Listed Company Manual. In addition, each member of the Audit Committee meets the heightened independence standards required for audit committee members under NYSE listing standards.

The Board established the following standards for determining director independence in our Corporate Governance Guidelines:

No director will be independent unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company). The Board will make this determination at least annually. Consistent with NYSE Listing Standards, the Board has established the following standards for determining director independence:

(i) Per Se Exclusions. A director will not be deemed independent if, (A) the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company; (B) the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (other than director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service); (C) (1) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, (2) the director is a current employee of such a firm, (3) the director has an immediate family member who is a current employee of such a firm and who personally works on the Company’s audit, or (4) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time; (D) the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or (E) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

(ii) Categorical Standards. The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence (other than a member of the Audit Committee, whose independence is subject to additional restrictions set forth in the Audit Committee Charter): serving as a director of CONSOL Energy Inc., the Company’s controlling stockholder.

Messrs. Altmeyer, Baxter and Gupta are also directors of CONSOL Energy, as is Mr. Williams, who served as a director of CNX Gas during 2008. As of March 13, 2009, CONSOL Energy controlled approximately 83.3% of the voting power of CNX Gas’ common stock.

Given CONSOL Energy’s majority ownership of CNX Gas voting stock, CNX Gas is a “controlled company” under the current listing standards of the NYSE, and CNX Gas has elected to rely on all of the exemptions available to “controlled companies” under Section 303A of the NYSE Listed Company Manual, as noted throughout this proxy statement.

Committees of the Board.    Our Audit Committee is the only standing committee of our Board. Until January 16, 2009, the effective date of the Management Reorganization described above, our Board had four standing committees: Audit, Compensation, Nominating and Corporate Governance, and Finance.

Non-employee, independent directors comprise our Audit Committee in accordance with the current listing standards of the NYSE. The current charter for the Audit Committee is available on CNX Gas’ website at www.cnxgas.com. The charters for the Compensation, Nominating and Corporate Governance and Finance Committees were available on CNX Gas’ website at www.cnxgas.com until January 16, 2009, but given the recent dissolution of those committees those charters have been removed from the website. Actions taken by our Audit Committee are, and with respect to each former committee were, reported to the full Board. The Audit Committee conducts an annual performance review of its activities and an annual review of its charter. Furthermore, the Audit Committee has authority to retain, set the compensation for, and terminate consultants, outside counsel and other advisers as it determines to be appropriate.

Following the Management Reorganization, our full Board now performs those functions that were previously performed by our Compensation, Finance and Nominating and Corporate Governance Committees. The Board believes it can effectively perform the functions of those committees, and also believes it is appropriate for CNX Gas not to have Compensation, Finance and Nominating and Corporate Governance Committees because it is a “controlled company” under NYSE listing standards.

Audit Committee.    Our Audit Committee, which currently consists of four directors, provides assistance to our Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, financial reporting, internal control and compliance functions of the Company and its subsidiaries. Our Audit Committee employs an independent registered public accounting firm to audit the financial statements of CNX Gas and its subsidiaries and perform other assigned duties. Further, our Audit Committee provides general oversight with respect to the accounting principles employed in financial reporting and the adequacy of CNX Gas’ internal controls and periodically reviews the services provided to the Company by CONSOL Energy in accordance with the terms of the Services Agreement (discussed on page 18 of this proxy statement). In discharging its responsibilities, our Audit Committee may rely on the reports, findings and representations of the Company’s auditors, legal counsel, and responsible officers. Our Board has determined that all members of our Audit Committee are financially literate within the meaning of SEC rules and under the current listing standards of the NYSE. Our Board has also determined that all members of the Audit Committee are independent, within the meaning of SEC and NYSE regulations, and that Mr. Pipski, chairman of the Audit Committee, qualifies as an “audit committee financial expert.”

See page 60 of this proxy statement for a copy of our Audit Committee’s report for the 2008 fiscal year.

Compensation Committee.    In 2008, our Compensation Committee carried out the responsibilities, and exercised the authority, of our Board with respect to matters relating to the compensation of executive officers and directors of CNX Gas to the extent assigned by the Board and in accordance with the Compensation Committee’s charter. Our Compensation Committee, which consisted of Messrs. Baxter, Altmeyer, Harvey and Lyons, was generally responsible for:

•

reviewing and approving the corporate goals and objectives relevant to the compensation of CNX Gas’ then Chief Executive Officer, evaluating his performance in light of those goals and objectives, and based on that evaluation, establishing his compensation;

•	reviewing and approving the compensation of the then other executive officers of CNX Gas;

•	reviewing and recommending new incentive-compensation and equity-based incentive plans and changes to existing plans to the Board for approval;

•

administering all short-term and long-term incentive compensation plans, including establishing annual performance goals for the executive officers, certifying achievement of performance goals and approving awards payable thereunder;

•	reviewing and approving other compensation arrangements with officers of CNX Gas; and

•	reviewing and recommending to the Board the compensation of non-employee directors of CNX Gas for their service as directors.

Our Compensation Committee’s charter generally permitted it to delegate its responsibilities and authorities to one or more subcommittees. Our Compensation Committee had created an independent subcommittee comprised of members of the committee who qualified as “outside directors” for purposes of Section 162(m) of the federal Internal Revenue Code. This subcommittee deliberated on, and made recommendations to the Board with respect to, the incentive plans in which the named executive officers (who are listed below) participate, such as the Long-Term Incentive Program under the CNX Gas Corporation Equity Incentive Plan, which is described more fully in the narrative section following the Summary Compensation Table and Grants of Plan-Based Awards Table.

Our Compensation Committee conducted an annual review of our compensation program, as described more fully in the Compensation Discussion and Analysis below. Our Compensation Committee also from time to time would review and make recommendations to our Board regarding the compensation of the independent members of the Board, including the then Chairman of the Board. This review included consideration of director compensation practices compared with those of other similarly situated public companies. The Board then determined and approved the compensatory arrangements between CNX Gas and its independent directors.

For a more detailed discussion of the processes employed by our Compensation Committee in determining executive officer compensation for 2008, as well as the role of our management and outside compensation consultants in assisting the Committee, see “Executive Compensation and Stock Option Information—Compensation Discussion and Analysis” beginning on page 23 of this proxy statement.

CNX Gas relied on the “controlled company” exception to the NYSE listing standards to permit Mr. Harvey and Mr. Lyons, who are not “independent” under the current listing standards of the NYSE due to their position as executive officers of CONSOL Energy, to serve on our Compensation Committee in 2008.

Following the Management Reorganization, the functions of the Compensation Committee are performed by our Board.

Nominating and Corporate Governance Committee.    In 2008, the Nominating and Corporate Governance Committee was responsible for assisting the Board with respect to matters relating to the composition, structure and governance of the Board, to the extent assigned by the Board and in accordance with the committee’s charter. Responsibilities of our Nominating and Corporate Governance Committee, which in 2008 consisted of Messrs. Baxter, Harvey, Lyons and Williams, included identifying and recruiting qualified individuals to become directors of CNX Gas and recommending to the Board for approval (i) the nominees for director for each annual meeting of CNX Gas’ stockholders, and (ii) nominees to fill vacancies on the Board, as necessary. Our Nominating and Corporate Governance Committee had established director qualification standards and considered director candidates recommended by CNX Gas’ stockholders. See “Stockholder Proposals—General Information Regarding the Content of Proposals” on page 63 of this proxy statement for information as to how a stockholder can nominate a director candidate.

CNX Gas believes that our directors should bring balance, experience, and diversity to the Board as a whole. Board members should have the highest professional and personal ethics and values and should bring integrity, insight, energy, and analytical skills to Board deliberations. We recognize the strength and effectiveness of the Board depends on the commitment of the directors, and importantly, the ability of directors to work effectively as a group in carrying out their responsibilities.

The following lists the specific minimum qualifications that our Board believes a director nominee must have to serve on the Board:

•	proven integrity;

•	strategic vision;

•	business acumen;

•	ability to exercise independent judgment;

•	demonstrated exceptional ability and judgment;

•	achievement of a position of leadership;

•	ability to objectively evaluate risks and opportunities;

•	ability to read and understand basic financial statements;

•	relevant business, professional, political and social/cultural experience;

•	social consciousness;

•	understanding CNX Gas’ business;

•	willingness to commit the time required of a director; and

•	contribution to the Board’s desired diversity and balance.

Our Nominating and Corporate Governance Committee evaluated candidates for director, including those recommended by stockholders, on the basis of these factors in light of the specific needs of the Board at the time. Our Nominating and Corporate Governance Committee considered candidate recommendations from a variety of sources, including stockholders, CNX Gas directors and, if necessary, third party search firms. In 2008, CNX Gas did not retain a third-party search firm to assist it with finding director candidates for the Board.

Our Nominating and Corporate Governance Committee’s responsibilities included:

•	reviewing the size and structure of the Board;

•	recommending to the Board the number of directors and the number, size and function of Board committees;

•	annually reviewing our corporate governance guidelines which the committee developed and the Board adopted;

•	overseeing the effective corporate governance of CNX Gas in accordance with these guidelines, including review of outside activities of directors and executive officers;

•	developing, recommending to the Board and overseeing an annual self-evaluation process for the Board and its committees; and

•	overseeing the evaluation of management.

CNX Gas relied on the “controlled company” exception to the NYSE listing standards to permit Mr. Harvey and Mr. Lyons, who are not “independent” under the current listing standards of the NYSE due to their position as executive officers of CONSOL Energy, to serve on our Nominating and Corporate Governance Committee in 2008.

Following the Management Reorganization, the functions of the Nominating and Corporate Governance Committee are performed by our Board, which has nominated Messrs. Altmeyer, Baxter, Gupta, Harvey, and Pipski for election as directors.

Finance Committee.    Prior to the Management Reorganization, the Finance Committee, which consisted of five directors, had responsibility for monitoring, and providing advice and counsel to the Board and CNX Gas’ management regarding CNX Gas’ (i) capital structure and policies, (ii) operating and capital budgets, (iii) financing activities (including credit agreements), (iv) strategic plans, including potential mergers and acquisitions and corporate structure, (v) financial risk management policies and activities, including CNX Gas’ asset-liability mix and (vi) any ERISA-qualified, funded plans sponsored by CNX Gas, to the extent assigned by the Board and in accordance with the Finance Committee’s charter. Following the Management Reorganization, the functions of the Finance Committee are performed by our Board.

Corporate Governance Web Page and Available Documents.    CNX Gas maintains a corporate governance page on its website at www.cnxgas.com that includes information about the Company’s corporate governance. You can find the following documents on the website:

•	the CNX Gas Corporation Corporate Governance Guidelines;

•	the CNX Gas Corporation Code of Ethics and Business Conduct for Directors;

•	the CNX Gas Corporation Code of Ethics and Business Conduct for Employees; and

•	the Charter of the Audit Committee.

CNX Gas will also provide a printed copy of these documents to those who request copies in writing from P. Jerome Richey, Executive Vice President – Corporate Affairs, Chief Legal Officer, and Corporate Secretary, CNX Center, 1000 CONSOL Energy Drive, Canonsburg, Pennsylvania 15317. As stated above, charters for Nominating and Corporate Governance, Compensation and Finance Committees were available on the website prior to the Management Reorganization, but have been removed following the dissolution of those committees.

Compensation Committee Interlocks and Insider Participation.    CONSOL Energy owns more than a majority of CNX Gas’ outstanding common stock. Two members of the Compensation Committee prior to the Management Reorganization (Mr. Harvey and Mr. Lyons) are executive officers of CONSOL Energy, and Mr. Harvey and a third member of the former committee (Mr. Altmeyer) served on CONSOL Energy’s board of directors while the CNX Gas Compensation Committee existed. Mr. Altmeyer has a brother who is a member of Phillips, Gardill, Kaiser & Altmeyer, PLLC, a small, twelve attorney law firm based in Wheeling, West Virginia. CNX Gas paid this law firm approximately $215,684 in 2008 for workmens’ compensation, litigation and land-related legal services, which amounts represented approximately less than 0.8% of total legal fees paid by CNX Gas to all law firms retained in 2008. CONSOL Energy engaged Phillips Gardill Kaiser & Altmeyer PLLC many years prior to Mr. Altmeyer becoming a member of the Board.

Additionally, CNX Gas engages in, and plans to continue to engage in, business transactions with CONSOL Energy and its affiliates. See “Certain Relationships and Related Party Transactions” on page 16 of this proxy statement for more information.

Membership and Meetings of the Board of Directors and its Committees.    During 2008 each of the incumbent directors attended not fewer than 75% of the aggregate of (1) the total number of meetings held by the Board and (2) the total number of meetings held by each committee of the Board on which he served.

Committee membership during the fiscal year ended December 31, 2008 and the number of meetings of the full Board and committees held in 2008 are shown in the following table:

	Board of Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Finance Committee
Philip W. Baxter	Chair	Member	Member	Member	Member

James E. Altmeyer, Sr.	Member	Member	Chair

Nicholas J. DeIuliis	Member

Raj K. Gupta	Member	Member			Chair

J. Brett Harvey(1)	Member		Member	Chair

William J. Lyons(2)	Member		Member	Member	Member

John R. Pipski(3)	Member	Chair			Member

Joseph T. Williams	Member			Member	Member

Number of 2008 Meetings	10	11	6	4	5

(1)	Mr. Harvey is the President and Chief Executive Officer and a Director of CONSOL Energy, and effective as of January 16, 2009, the Chairman of the Board and Chief Executive Officer of CNX Gas, and is not “independent” as defined under the NYSE corporate governance rules for purposes of serving on CNX Gas’ Board, Compensation Committee and Nominating and Corporate Governance Committee.
(2)	Mr. Lyons is the Executive Vice President and Chief Financial Officer of CONSOL Energy, and effective as of January 16, 2009, the Executive Vice President and Chief Financial Officer of CNX Gas, and is not “independent” as defined under the NYSE corporate governance rules for purposes of serving on CNX Gas’ Board, Compensation Committee and Nominating and Corporate Governance Committee.
(3)	The Board has determined that Mr. Pipski is “independent” and qualifies as an “audit committee financial expert” within the meaning of the SEC rules.

During 2008, the non-management directors held three executive sessions as part of a full Board meeting and the presiding director for that meeting was Mr. Baxter, then the Chairman of the Board. The non-management directors also held various other executive sessions in 2008 in connection with committee meetings, with the relevant committee chairman serving as the presiding officer for these sessions.

Compensation of Directors

The following table sets forth the compensation earned by CNX Gas’ Board for the 2008 fiscal year.

DIRECTOR COMPENSATION (2008)

Name(1) (a)	Fees Earned or Paid in Cash ($)(2) (b)	Stock Awards ($)(3)(4) (c)	Option Awards ($)(3)(4) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Philip W. Baxter(6)	177,500	331,109	33,334	—	—	—	541,943
James E. Altmeyer, Sr.	86,042	85,004	8,336	—	—	—	179,382
Raj K. Gupta	85,000	85,004	8,336	—	—	—	178,340
J. Brett Harvey(5)	—	—	—	—	—	—	—
William J. Lyons(5)	—	—	—	—	—	—	—
John R. Pipski(6)	135,000	85,004	8,336	—	—	—	228,340
Joseph T. Williams	70,000	45,552	20,002	—	—	—	135,554

(1)	Mr. DeIuliis was President and Chief Executive Officer and a Director of CNX Gas in 2008. Mr. DeIuliis’ compensation is reported in the Summary Compensation Table and the other tables set forth herein. He did not receive any additional compensation in connection with his service on CNX Gas’ Board.
(2)	The values set forth in this column do not include amounts paid in 2008 that were earned in 2007, which amounts were disclosed in the Company’s proxy statement filed in 2008.
(3)	The values set forth in this column are based on the compensation cost recognized in 2008 for financial statement reporting purposes and computed in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“FAS 123R”), disregarding any estimate of forfeitures related to service-based vesting conditions. A discussion of the relevant assumptions made in the valuation may be found in CNX Gas’ financial statements, footnotes to the financial statements, or discussion in the Management’s Discussion & Analysis, as applicable, in CNX Gas’ Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which was filed with the SEC on February 17, 2009 (“Form 10-K”). As set forth below, CNX Gas did not grant any options to any director in 2008.

(4)	The following tables set forth the aggregate number of CNX Gas restricted stock unit and option awards outstanding as of December 31, 2008 for each of the directors:

CNX Gas Options		CNX Gas Restricted Stock Units

Director	Options Outstanding	Director	Restricted Stock Units Outstanding
Baxter	10,173	Baxter	10,626
Altmeyer	2,544	Altmeyer	4,325
Gupta	2,544	Gupta	4,325
Pipski	2,544	Pipski	4,325
Williams	7,184	Williams	4,031

CNX Gas did not grant any options to any director in 2008. The full grant date fair value of the restricted stock unit awards granted in 2008 to Messrs. Baxter, Altmeyer, Gupta, Pipski and Williams were $200,000, $100,000, $100,000, $100,000 and $100,000, respectively.

(5)	Messrs. Harvey and Lyons are the President and Chief Executive Officer and the Executive Vice President and Chief Financial Officer, respectively, of CONSOL Energy. Additionally, Mr. Harvey is a member of CONSOL Energy’s Board of Directors. Messrs. Harvey and Lyons did not receive any additional compensation for their service on the Board of CNX Gas. For information regarding Messrs. Harvey’s and Lyons’ compensation paid by CONSOL Energy, please see CONSOL Energy’s definitive proxy statement for its 2009 Annual Meeting of Stockholders.

(6)	Messrs. Baxter and Pipski each received an additional $50,000 cash fee for their service on a “Special Committee” of the Board of CNX Gas formed in connection with the proposed take-in transaction by CONSOL Energy in 2008.

Understanding Our Director Compensation Table

Annual Fees and Awards.    Members of the Board who are not employees of CNX Gas, CONSOL Energy or any of their respective subsidiaries were entitled to receive the following compensation (with the cash portions payable quarterly in arrears with respect to service rendered):

1.	Non-Executive Chairman of the Board:

•	Cash—$120,000 annual fee*; and

•	Equity—$200,000 annual restricted stock unit grant.*

2.	Directors other than Non-Executive Chairman of the Board:

•	Cash—$70,000 annual fee; and

•	Equity—$100,000 annual restricted stock unit grant.

3.	Chairman of the Audit Committee:

•	Cash—$15,000 annual fee.

4.	Members of the Audit Committee other than Chairman of the Audit Committee:

•	Cash—$7,500 annual fee.

5.	Chairmen of Committees other than Audit Committee:

•	Cash—$7,500 annual fee.*

In connection with the Management Reorganization, effective January 16, 2009, the Non-Executive Chairman of the Board position and all Board committees other than its Audit Committee have been eliminated, and as such, the fees and/or equity awards denoted by an asterisk above have also been eliminated. Additionally, the other equity awards described above are scheduled to be first made in 2009 after the Annual Meeting. However, the Board is expected to re-evaluate its Director compensation after the Annual Meeting, and accordingly, the fees and equity awards might change.

Additionally, during 2008 CNX Gas reimbursed the non-executive Chairman of the Board’s employees $24,000 for clerical support related to Board and other CNX Gas matters.

It is the Company’s stated policy to no longer make equity grants to Directors solely as a result of their appointment to the Board.

CNX Gas Corporation Directors Deferred Fee Plan.    The CNX Gas Corporation Directors Deferred Fee Plan was adopted on December 10, 2007 to allow non-employee directors of the Company to defer payment of all or a portion of their annual cash fees paid in 2008 or thereafter with respect to service in 2008 or thereafter. Participation is at the election of the particular director and, upon the Company receiving a deferral agreement from a director, we establish an account on behalf of such person which is credited with the deferred fees. A participant’s account will be adjusted by an amount equal to the amount that would have been earned (or lost) if amounts deferred under the plan had been invested in hypothetical investments designated by the participant based on a list of hypothetical investments provided by the plan administrator from time to time or, in the event that a participant fails to designate such hypothetical investments, the participant’s account shall earn interest as provided in the plan. These hypothetical investment options may include hypothetical investments in our common stock. Earnings will be credited to the participant’s account quarterly. The amount payable to a director participant will be paid in cash as soon as administratively practicable after the earlier of: the director’s termination of service as a director or the date elected by such director, which must be at least two years after the end of the plan year for which fees are deferred. The CNX Gas Corporation Directors Deferred Fee Plan is an unfunded and unsecured liability of the Company, and benefits will be paid from our general assets. Accordingly, participants are general unsecured creditors of the Company with respect to the benefits. Currently, Messrs. Gupta and Williams are the only participants in the Directors Deferred Fee Plan.

Non-Employee Director Nonqualified Stock Option Awards.    Non-qualified stock options included in the Director Compensation Table were granted to our non-employee directors under the CNX Gas Corporation Equity Incentive Plan. The exercise price per share of each nonqualified stock option award granted to a director is the fair market value of the Company’s common stock on the grant date. Options vest and become exercisable in one-third increments on each of the first three anniversaries of the grant date. This vesting accelerates upon a “Change-in-Control” of CNX Gas. Subject to the provisions of the particular nonqualified stock option agreement and the Plan, the director may exercise all or any part of the vested portion of the option at any time prior to the tenth anniversary of the grant date. Options granted under the option agreement are not transferable and may not be assigned or otherwise transferred or encumbered by the director, except by will or the inheritance laws.

A termination of a director’s service will have the following effects on the director’s stock option awards:

•	if the director is terminated for “cause,” options (whether vested or unvested) will be deemed cancelled and forfeited in their entirety;

•

if the director is terminated without cause (except as set forth below), fails to win re-election to the Board, or resigns voluntarily, the unvested portion of the options will be deemed cancelled and forfeited and the vested portion, if any, will remain exercisable for a period of 90 days following such termination;

•

if the director’s service is terminated as a result of death or disability, the options will immediately vest in full and will remain exercisable for the lesser of three years or until the expiration date of the options;

•

if the director terminates service on or after normal retirement age, the unvested portion of the options will vest in their entirety on the effective date of his or her retirement and remain exercisable until their respective expiration dates.

As set forth above, the Company did not award any non-qualified stock options to directors in 2008. All outstanding non-qualified stock options described above in the footnote to the Director Compensation Table were granted prior to 2007.

Non-Employee Director Restricted Stock Unit Awards.    The restricted stock units included in the Director Compensation Table were granted under the CNX Gas Corporation Equity Incentive Plan. The restricted stock unit awards (including associated dividend equivalent rights) are made annually. Beginning with the grants made in 2008, those grants vest in their entirety on the one year anniversary of the grant date. For grants made prior to 2008, the restricted stock units vest in three equal annual amounts over the three-year period measured from the grant date. With respect to all grants, each unit represents the right to receive one share of common stock following the vesting date of that unit. Vesting is accelerated upon a “Change-in-Control” of CNX Gas. Prior to actual receipt of shares which have vested, a director may not transfer any interest in his or her award or the underlying shares, or pledge or otherwise hedge the sale of those shares. However, the right to receive any shares which have vested but remain unissued at the time of the director’s death may be transferred pursuant to the provisions of a will or the laws of inheritance.

A director is not entitled to stockholder rights until the director becomes the record holder of the shares following their actual issuance. If a regular cash dividend is declared on our common stock at a time when unissued shares of such common stock are subject to an award, then the number of shares subject to the award will automatically be increased by an amount determined in accordance with a pre-established formula. The additional shares resulting from such calculation will be subject to the same terms and conditions as the unissued shares of common stock to which they relate under the award. In the event of a stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other similar change affecting CNX Gas’ outstanding common stock as a class without its receipt of consideration, the number and/or class of securities subject to the award will be appropriately adjusted to preclude any dilution or enlargement of rights under the award.

If a director dies, becomes disabled or retires at normal retirement age, all shares subject to an award will vest automatically and be delivered to the director immediately, or as soon as practical thereafter. If he or she is terminated for “cause” or ceases to provide services for any reason other than death, disability or retirement at a normal age, the award will be cancelled with respect to any unvested shares, and the number of restricted stock units will be reduced accordingly. The director will then cease to have any rights or entitlements to receive any shares of common stock under those cancelled units. In addition, in the event of a termination for “cause,” the director will also forfeit all right, title and interest in and to any shares which have vested under his or her award and which are either held at that time or are otherwise subject to deferred issuance. If a director has sold any shares relating to a restricted stock unit award within the six-month period ending on the termination date for “cause,” then such director will be required to repay CNX Gas, within 10 days of our written demand, the cash proceeds from each sale (if CNX Gas’ demand is made within one year after the sale date).

For the meanings of the defined terms used in the CNX Gas Corporation Equity Incentive Plan, see “Executive Compensation and Stock Option Information—Understanding the Employment Termination or Change-in-Control Tables—Definitions under the Change-in-Control Severance Agreements and Plan” beginning on page 56 of this proxy statement.

Communication with Board of Directors

Stockholders and other interested persons who wish to communicate with the Board may do so by writing to the Board and should address their communications to the attention of the Corporate Secretary at CNX Gas Corporation, CNX Center, 1000 CONSOL Energy Drive, Canonsburg, Pennsylvania 15317 or by sending an e-mail to director@cnxgas.com. The Corporate Secretary will relay all such communication to the Board in its entirety or individual directors (as appropriate) at the next regularly scheduled Board meeting (or earlier as necessary). The Corporate Secretary reviews all correspondence, organizes the communications for review by the Board and delivers communications to the full Board or individual directors, as appropriate. In the ordinary course, the Corporate Secretary does not deliver certain items that are unrelated to the Board’s duties, such as spam, junk mail, mass mailings, solicitations, resumes and job inquires. Communications that are intended specifically for the chairman, the independent directors or the non-management directors should be sent to the street address or e-mail address noted above, to the attention of the chairman. Information concerning communications with the Board also is contained on CNX Gas’ website at www.cnxgas.com.

Beneficial Ownership of Securities

The following table sets forth beneficial ownership of our common stock by (1) beneficial owners of more than five percent of CNX Gas’ common stock as of December 31, 2008, based upon information filed with the SEC, and (2) each director and each nominee for director, each executive officer named in the Summary Compensation Table set forth below, and all directors and executive officers of the Company as a group, based on information known to the Company as of March 13, 2009. Amounts shown include options that are currently exercisable or that may be become exercisable within 60 days of March 13, 2009 and restricted stock units which may vest within 60 days of March 13, 2009. Unless otherwise indicated, the named person has the sole voting and dispositive powers with respect to shares of CNX Gas common stock set forth opposite such person’s name.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
CONSOL Energy Inc. CNX Center 1000 CONSOL Energy Drive Canonsburg, PA 15317	125,800,067	(1)	83.3

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 20202	9,227,416	(2)	6.1

Nicholas J. DeIuliis	379,878	(3)	*

Mark Gibbons	75	(4)	*

Stephen W. Johnson	82,505	(5)	*

J. Michael Onifer	25,363	(6)	*

Randall M. Albert	27,880	(7)	*

Philip W. Baxter	106,885	(8)	*

James E. Altmeyer, Sr.	34,651	(9)	*

Raj K. Gupta	24,951	(10)	*

J. Brett Harvey	15,625		*

William J. Lyons	8,687	(11)	*

John R. Pipski	17,451	(12)	*

Joseph T. Williams	24,817	(13)	*

All Executive Officers listed above and Directors as a group (14 persons)	753,293		*

(1)

CONSOL Energy Inc. has pledged its shares of CNX Gas common stock (including any shares it would acquire in the future under the options granted to it in the Master Separation Agreement described below under “Certain Relationships and Related Party Transactions”) to a collateral trustee for the ratable benefit of the lenders that participate in CONSOL Energy’s $750 million revolving credit agreement, and the holders and trustee with respect to CONSOL Energy’s 7.875% notes due March 1, 2012 in the principal amount of approximately $250 million. If CONSOL Energy were to become in default on any of its obligations under these debts, the trustee may exercise various remedies with respect to the pledged stock, including, (i) transfer into its own name, or into the name of its nominee, all or any part of the shares, (ii) take control of, and manage all or any of, the shares, (iii) apply any monies, including cash dividends and income from the shares to the payment of debt, and (iv) after ten (10) days’ advance notice to CONSOL Energy, sell, assign, give an option or options to purchase or otherwise dispose of the shares or any part thereof at public or private sale. Consequently, a default by CONSOL Energy under its credit facility or long-term notes could result in a Change-in-Control of CNX Gas.
Under the Master Separation Agreement CONSOL Energy has the right to purchase shares of CNX Gas capital stock in order to maintain a percentage ownership in CNX Gas capital stock of at least eighty percent (80%) for tax consolidation purposes, as well as to engage in a tax-free spin off of CNX Gas.
(2)	Based on a Schedule 13G filed by T. Rowe Price Associates, Inc. on February 12, 2009, T. Rowe Price Associates, Inc. is a registered Investment Advisor under Section 203 of the Investment Advisors Act of 1940, as amended, and claims sole voting power over 1,505,100 shares of CNX Gas common stock and claims sole dispositive power over 9,227,416 shares of CNX Gas common stock.
(3)	Includes options to purchase 373,878 shares of common stock which are currently exercisable or may become exercisable on or before May 12, 2009.
(4)	Shares held in CONSOL Energy’s 401(k) defined contribution plan. This number is based on the most current information available to the Company.
(5)	Includes options to purchase 78,279 shares of common stock which are currently exercisable or may become exercisable on or before May 12, 2009.
(6)	Represents options to purchase 25,363 shares of common stock which are currently exercisable or may become exercisable on or before May 12, 2009.
(7)	Includes shares held in CONSOL Energy’s 401(k) defined contribution plan and options to purchase 23,279 shares of common stock which are currently exercisable or may become exercisable on or before May 12, 2009.
(8)	Includes 23,750 shares held by the Philip W. Baxter Trust, of which Mr. Baxter is a trustee, 8,301 shares underlying restricted stock units that may vest on or before May 12, 2009, and options to purchase 10,173 shares of common stock which are currently exercisable or may become exercisable on or before May 12, 2009. CONSOL Energy has offered to exchange the CNX Gas restricted stock units for CONSOL Energy restricted stock units.
(9)	Includes 17,200 shares held jointly by Mr. Altmeyer and his spouse, 3,510 shares underlying restricted stock units that may vest on or before May 12, 2009 and options to purchase 2,544 shares of common stock which are currently exercisable or may become exercisable on or before May 12, 2009. CONSOL Energy has offered to exchange the CNX Gas restricted stock units for CONSOL Energy restricted stock units.
(10)	Includes 6,000 shares held jointly by Mr. Gupta and his spouse, 3,510 shares underlying restricted stock units that may vest on or before May 12, 2009 and options to purchase 2,544 shares of common stock which are currently exercisable or may become exercisable on or before May 12, 2009. CONSOL Energy has offered to exchange the CNX Gas restricted stock units for CONSOL Energy restricted stock units.
(11)	Includes 4,687 shares held jointly by Mr. Lyons and his wife and shares held in CONSOL Energy’s 401(k) defined contribution plan.
(12)	Includes 3,510 restricted stock units that may vest on or before May 12, 2009 and options to purchase 2,544 shares of common stock which are currently exercisable or may become exercisable on or before May 12, 2009.
(13)	Includes 3,216 restricted stock units that may vest on or before May 12, 2009 and options to purchase 4,788 shares of common stock which are currently exercisable. CONSOL Energy has offered to exchange the CNX Gas restricted stock units for CONSOL Energy restricted stock units.

Brokerage account agreements may grant security interests in securities held at the broker to secure payment and performance obligations of the brokerage account holder in the ordinary course. Shares shown in the table may be subject to this type of security interest.

PROPOSALS FOR CONSIDERATION AT THE ANNUAL MEETING OF STOCKHOLDERS

PROPOSAL #1—ELECTION OF DIRECTORS

The nominees for election as directors are identified below. Each director holds office until the next annual meeting of stockholders or until the director’s successor is elected and qualified. All nominees are current members of the Board. If any nominee should for any reason become unable to serve prior to the date of the Annual Meeting, the shares represented by all valid proxies will be voted for the election of such other person as the Board may designate as a replacement, or the Board may reduce the number of directors to eliminate the vacancy.

The following material contains information concerning the nominees, including their recent employment, positions with CNX Gas, other directorships and age, as of March 13, 2009.

J. Brett Harvey, age 58, has been a Director of CNX Gas since June 30, 2005, the date of its formation, and has served as Chairman of the Board and Chief Executive Officer since January 16, 2009. Mr. Harvey has also served as President and Chief Executive Officer and a Director of CONSOL Energy since January 1998. Mr. Harvey is a member of the board of directors of the Bituminous Coal Operators’ Association and a member of the executive committee and the board of the American Coalition for Clean Coal Energy. In December 2005, Mr. Harvey was elected to the board of directors of Barrick Gold Corporation, the world’s largest gold producer (“Barrick”). He serves on the Barrick compensation and environmental, health and safety committees. In December of 2007, Mr. Harvey was also elected to the board of directors of Allegheny Technologies Incorporated, a specialty metals producer, and serves on its nominating and corporate governance and compensation committees. He received a bachelor’s degree in Mining Engineering from the University of Utah.

James E. Altmeyer, Sr., age 70, has been a Director of CNX Gas since June 30, 2005, the date of its formation, and a director of CONSOL Energy since November 2003. He currently serves as a member of CONSOL Energy’s Audit Committee and Compensation Committee, and as a member of the CNX Gas Audit Committee. Mr. Altmeyer has been President and Chief Executive Officer of Altmeyer Funeral Homes, Inc. of West Virginia, Ohio, and Virginia from 1972 until 2007, at which time he became Chairman of Altmeyer Funeral Homes, Inc. He also has been President of Altmeyer Realty, a real estate holding company, and of Martin-Steadfast Insurance Company since 1972. Since 1987, Mr. Altmeyer has served on the board of directors of Wesbanco, a multi-state bank holding company and currently serves on its audit committee. Mr. Altmeyer also serves as a member of the Executive Committee of the board of directors of Wheeling Hospital; President of the American Legion Home Corporation; Vice Chairman of the Chambers Foundation; and is a member of the board of directors of the General Douglas MacArthur Foundation. Mr. Altmeyer is a graduate of the U.S. Military Academy, West Point, New York, a combat veteran of the Vietnam War and the recipient of numerous decorations, including the Silver Star.

Philip W. Baxter, age 60, has been a Director of CNX Gas since June 30, 2005, the date of its formation, and served as Chairman of the Board from that date until January 16, 2009. He currently serves on the Audit Committee of CNX Gas. Mr. Baxter served as Chairman of the Audit Committee and as a member of the Finance Committee of CONSOL Energy and served as a Director of CONSOL Energy from August 1999 until August 2, 2005 and was reappointed as a Director on January 16, 2009. He is a member of the CONSOL Energy Audit and Finance Committees. Mr. Baxter has been the President of Stan Johnson Company, a nationally recognized leader in commercial real estate brokerage specializing in single-tenant properties, since September 2002. Mr. Baxter was Chief Financial Officer and Executive Vice President of the Tulsa-based energy conglomerate, Mapco Inc., until March 1998 when it merged with The Williams Company. During his 18-year career at Mapco, Mr. Baxter held a number of officer level positions including Chief Information Officer and Senior Vice President of Strategic Planning. Prior to his career at Mapco, he held a number of financial positions with Williams Energy Company, a subsidiary of The Williams Company. In 1970, Mr. Baxter received a bachelor’s degree in Business Administration from the University of Oklahoma and is a 1992 graduate of the Darden Executive Program of the University of Virginia.

Raj K. Gupta, age 66, has been a Director of CNX Gas since June 30, 2005, the date of its formation, and a Director of CONSOL Energy since February 2004. He currently serves as the Chairman of CONSOL Energy’s Audit Committee and is a member of its Finance Committee. He is also a member of the CNX Gas Audit Committee. Since July 2007, Mr. Gupta has also served as Chairman of the board of directors of Quetzal Energy, Inc., a Canadian based international oil and gas company operating in Guatemala, Central America. Mr. Gupta currently works as an independent management consultant. From 1965 until his retirement in 2000, Mr. Gupta held various management positions with Phillips Petroleum Company, an international integrated oil and gas company now part of ConocoPhillips, including Vice President of Strategic Planning, managing strategic planning, growth and globalization efforts in South America, China, the Middle East and the former Soviet Union. From 2000 to December 2004, he served on the board of directors of Yukos Oil Company, Moscow, Russia, chaired its Compensation Committee and was a member of its Audit and Finance Committees. Since 2000, Mr. Gupta has been a member of the Advisory Council of the Industrial, Manufacturing and Systems Engineering at Kansas State University. He also serves on the advisory board of Preng & Associates in Houston. Mr. Gupta earned a master’s degree in Industrial Engineering and Management Science from Kansas State University and a Bachelor of Science degree in Mechanical Engineering with Honors from Birla Engineering College in India.

John R. Pipski, age 61, has been a Director of CNX Gas since August 15, 2005. He currently serves as Chair of the Audit Committee. Since 2001, Mr. Pipski has provided financial and tax accounting services to business clients, through his own firm. From 1970 to 2001, he held various positions at the international accounting firm of Ernst & Young, LLP. For eighteen years at Ernst & Young, Mr. Pipski was a Tax Partner specializing in corporate taxation, mergers and acquisitions and tax accounting issues in the coal and manufacturing industries. In addition, he held various positions within the Tax and Audit Departments of that firm. Mr. Pipski has served as a Board Member and Treasurer of The Ronald McDonald House Charities of Pittsburgh. Mr. Pipski is a certified public accountant and earned bachelor’s and master’s degrees in financial administration from Michigan State University.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

CNX Gas has a number of intercompany agreements with CONSOL Energy, which is the owner of approximately 83.3% of CNX Gas common stock as of March 13, 2009. Provided below is a summary description of the master separation agreement between CNX Gas and CONSOL Energy and the other key agreements that relate to CNX Gas’ separation from CONSOL Energy which CNX Gas entered into as part of the separation from CONSOL Energy. References in this section to CONSOL Energy include its subsidiaries and references to CNX Gas include CNX Gas’ subsidiaries. These agreements are not the result of arm’s-length negotiation.

Overview

The master separation agreement contains the key provisions related to CNX Gas’ separation from CONSOL Energy. The other agreements referred to in the master separation agreement govern various interim and ongoing relationships between CONSOL Energy and CNX Gas. These agreements include:

•	the master cooperation and safety agreement;

•	the tax sharing agreement; and

•	the services agreement

This description relates only to transactions which occurred since January 1, 2008 or that otherwise relate to on-going matters.

Master Separation Agreement

Contribution of Assets; Assumption of Liabilities.    On August 1, 2005, CONSOL Energy and some of its affiliates transferred to CNX Gas the assets that were used exclusively in CONSOL Energy’s gas operations and other assets specifically listed in the agreement, subject to some specified exclusions. These assets included in particular coalbed methane and conventional oil and gas rights located in Virginia, Pennsylvania, northern West Virginia and Tennessee. All assets were transferred to CNX Gas on an “as-is-where-is” basis. In the event that both CNX Gas and CONSOL Energy have rights under specified contracts, the party that signed the contract will make available the rights and benefits of that contract to the other party, but only to the extent that the contract applies to the other party, and the other party will assume and discharge the liabilities related to those rights and benefits. CNX Gas assumed all of the liabilities related to those assets and the gas operations, even if those liabilities were as a result of activities occurring prior to the effective date of the separation of the businesses and regardless of whether such liabilities were the result of negligence or misconduct on the part of CONSOL Energy, subject to the following allocation of unknown liabilities, if any, asserted in writing by one or more third parties prior to the fifth anniversary following August 8, 2005: CNX Gas will be responsible for the first $10 million of aggregate unknown liabilities; CONSOL Energy will be responsible for the next $40 million of aggregate unknown liabilities; and CNX Gas will be responsible for any additional unknown liabilities over $50 million. CNX Gas will also be responsible for any unknown liabilities which were not asserted in writing during this five year period. Specified excluded liabilities which may have been related to gas operations were not assumed by CNX Gas and CNX Gas is being indemnified by CONSOL Energy with respect to these. Some of the excluded liabilities may have been incurred by CNX Gas subsidiaries, which would have to satisfy those liabilities if CONSOL Energy failed to satisfy them.

In addition to the transfers made to CNX Gas in the separation, CONSOL Energy leased to CNX Gas under a master lease substantially all other coalbed methane and conventional oil and gas rights that CONSOL Energy and its majority-owned subsidiaries hold in the United States. These leased assets are principally located outside of Virginia, Pennsylvania, northern West Virginia and Tennessee. The master lease provided for a one-time payment of $50,000 at its inception. The master lease has a 99-year term and by its terms no royalty is payable.

Covenants.    CNX Gas has agreed that, for so long as CONSOL Energy beneficially owns at least fifty percent (50%) of CNX Gas’ outstanding voting stock, CNX Gas will not take any action which would limit the ability of CONSOL Energy or its transferee to transfer its shares of CNX Gas common stock, and will not take any actions that could reasonably result in CONSOL Energy being in breach of, or in default under, any contract or agreement, including any action that would cause a default under CONSOL Energy’s debt instruments. Additionally, CNX Gas will not issue any additional capital stock without CONSOL Energy’s consent if after such issuance CONSOL Energy would own less than eighty percent (80%) of CNX Gas’ outstanding voting stock.

Option Rights.    CNX Gas has granted CONSOL Energy the right to purchase shares of CNX Gas capital stock in two instances. First, CONSOL Energy has the right to purchase shares of CNX Gas capital stock in order to maintain a percentage ownership in CNX Gas capital stock of at least eighty percent (80%) for tax consolidation purposes. Second, CONSOL Energy has the right to purchase the required number of shares of CNX Gas capital stock so that it may effect a distribution of all of its CNX Gas shares to its stockholders as a tax-free spin-off. The exercise price for any CNX Gas shares purchased by CONSOL Energy is the then market price (defined as the average of the last sales price on each of the immediately preceding five trading days) on the securities exchange or quotation system on which CNX Gas stock is listed.

CNX Gas has agreed not to buy or sell any assets, dispose of any assets, or acquire any equity or debt securities of a third party in each case in excess of $30 million without CONSOL Energy’s prior consent.

Master Cooperation and Safety Agreement

The master cooperation and safety agreement contains provisions related to the safe and economical operation of CNX Gas’ gas business and CONSOL Energy’s coal business where the parties have joint interests.

To the extent there is any conflict between CNX Gas’ gas interests and CONSOL Energy’s coal interest in a joint location, CONSOL Energy’s coal operations generally prevail. CNX Gas has agreed to sign and deliver any waiver or consent necessary to allow coal mining operations of CONSOL Energy in the vicinity of any property or gas rights owned by CNX Gas and CONSOL Energy has agreed that CNX Gas has the right to capture gas from any well associated with CONSOL Energy’s property, subject to CONSOL Energy’s right to preclude CNX Gas from capturing gas with respect to any active mining area in order to promote safety for and productivity of its coal operations. CNX Gas will receive all proceeds from the capture of gas in all wells. In order to coordinate CNX Gas’ operational relationship with CONSOL Energy, the parties coordinate CNX Gas’ annual drilling plan with CONSOL Energy’s ten year mine plan.

The parties entered into an amendment to this Agreement on May 30, 2008 in order to provide greater certainty with respect to allowances and credits related to greenhouse gas emissions. Under the amendment, CNX Gas and CONSOL Energy each own 100% of their own baseline emission allowances under a mandatory cap and trade program designed to restrict greenhouse gas emissions. Additional allowances in excess of each parties’ baseline allowances will be owned by the parties on the basis of the equities giving rise to the additional allowances. Further, CNX Gas and CONSOL Energy each own 50% of any greenhouse gas emission reduction credits to which either of them is entitled in respect of the gas rights transferred to CNX Gas in 2005, subject to adjustment to reflect the equities of the circumstances giving rise to such credits.

Tax Sharing Agreement

CONSOL Energy and CNX Gas entered into a tax sharing agreement. The tax sharing agreement governs the respective rights, responsibilities, and obligations of CONSOL Energy and CNX Gas with respect to specified tax liabilities and benefits, tax attributes, tax contests and other matters regarding income taxes and related tax returns.

In general, under the tax sharing agreement, CONSOL Energy is responsible for the remittance of U.S. federal income taxes of the affiliated group of corporations, including CNX Gas, of which it is the common parent, and is responsible for the remittance of state income taxes to states in which CONSOL Energy is required to file, or elects to file a consolidated or combined state income tax return. Additionally, CNX Gas is obligated to pay to CONSOL Energy each year an amount equal to the amount of U.S. federal income tax and state income tax that CNX Gas would have incurred had CNX Gas filed a separate U.S. federal income tax return and separate state income tax returns in these states in which CNX Gas is included in a consolidated or combined state tax return filed by CONSOL Energy. In 2008, CNX Gas paid CONSOL Energy $61,397,000 for taxes attributable to CNX Gas’ obligation under the tax sharing agreement.

Services Agreement

The services agreement governs the provision by CONSOL Energy to CNX Gas of support services, such as debt service administration, accounting and tax, investor relations, payroll and human resources administration, legal, information technology, internal audit, real estate management, management of cash held in our accounts and other general administrative functions. CNX Gas has also agreed to reimburse CONSOL Energy for any out-of-pocket payments, costs and expenses associated with these services as well as to pay an allocated share of CONSOL Energy’s direct and indirect administrative and overhead costs. The agreement continues until terminated by the mutual agreement of the parties.

CNX Gas was charged $3,213,000 for the twelve months ended December 31, 2008, for accounting and administrative services provided by CONSOL Energy. These fees were determined based upon an allocation of annual estimated hours worked on CNX Gas matters versus matters for other CONSOL Energy companies by CONSOL Energy employees.

Other Transactions

CNX Gas sells gas to some of CONSOL Energy’s mines for use in gas-fired coal dryers. Sales are made at local index prices or on a basis reflecting the monthly average price received by CNX Gas from third party sales, depending on location. CNX Gas also sells gas to Buchanan Generation, LLC, in which CNX Gas has a 50% interest, on both a market and a discounted basis, depending upon the circumstances. In 2008, CNX Gas’ sales to CONSOL Energy and Buchanan Generation, LLC were $7,337,000 and $2,195,000, respectively. CNX Gas also purchases various supplies from CONSOL Energy’s wholly owned subsidiary Fairmont Supply; the cost of these items reflect current market prices and is included in cost of goods sold as arms-length transactions. During 2008, CNX Gas’ purchases of supplies from Fairmont Supply equaled approximately $2,434,000. Management of CNX Gas believes that these sales and purchases are on terms no less favorable than could be obtained from unaffiliated third parties, under similar circumstances and that future sales of gas to CONSOL Energy and Buchanan Generation, LLC, and purchases of supplies from Fairmont Supply will continue to be made on terms no less favorable than could be obtained from unaffiliated third parties, under similar circumstances.

CNX Gas leases office space in South Park, Pennsylvania from CONSOL Energy. In 2008, CNX Gas paid CONSOL Energy $150,000 in rent.

CNX Gas utilizes services and engages in operating transactions in the normal course of business with CONSOL Energy. The following represents a summary of the significant transactions of this nature:

We agreed in the master separation agreement not to take any action that would cause a default under CONSOL Energy’s debt instruments. The indenture for CONSOL Energy’s 7.875% Notes due March 1, 2012 in the principal amount of approximately $250 million requires that all subsidiaries of CONSOL Energy that incur third party debt must also guaranty these notes. Thus, as a result of our entering into our unsecured $200 million credit agreement with third party commercial lenders in October 2005, we and our subsidiaries guaranteed CONSOL Energy’s 7.875% Notes.

Under CNX Gas’ master cooperation and safety agreement with CONSOL Energy, CONSOL Energy incurs drilling costs related to gob gas production due to the necessity to de-gas coal mines in connection with production for safety reasons. CNX Gas estimates that the cost to CONSOL Energy of drilling these wells was $14,073,000 in 2008. CNX Gas captures and markets the gas from these wells and, therefore, benefits from this drilling activity, although it is not burdened with the cost to drill these gob wells. CNX Gas is responsible for the costs incurred to gather and deliver the gob gas to market. Unless CNX Gas chooses to drill, all gob well drilling costs are borne by CONSOL Energy and only the collection and processing costs are reflected in CNX Gas’ financial statements.

CNX Gas employees may elect to participate in a defined contribution investment plan administered by CONSOL Energy. Amounts charged to expense by CNX Gas for matching and other contributions in the investment plan were $1,757,000 for the twelve months ended December 31, 2008. CONSOL Energy charges CNX Gas the actual matching amounts contributed by CONSOL Energy on behalf of CNX Gas’ employees.

Eligible employees may also participate in a long-term disability plan administered by CONSOL Energy. Benefits for this plan are based on a percentage of monthly earnings, offset by all other income benefits available to the disabled. CNX Gas’ allocation of the long-term disability plan expense under this plan was $577,000 for the twelve months ended December 31, 2008. Allocation of the expense for this plan is based on the percentage of CNX Gas’ active salary employees compared to the total active salary employees covered by the plan.

CNX Gas, as buyer, is a party to an Agreement of Sale dated June 8, 2007 (the “Agreement of Sale”) with CONSOL Energy’s wholly-owned subsidiary, Consolidation Coal Company (“Consolidation Coal”), as seller. Pursuant to the Agreement of Sale, Consolidation Coal agreed to sell to CNX Gas certain Pittsburgh seam coal reserves and resources totaling approximately 4,678 net acres, located in Greene County, Pennsylvania, and Monongalia County, West Virginia, adjacent to the Federal No. 2 Mine owned by Eastern Associated Coal Corp.

(an affiliate of Peabody Energy) (such reserves and resources, the “Pittsburgh Coal”). Consolidation Coal also agreed to sell to CNX Gas certain coal reserves and resources totaling approximately 4,528 net acres, located in Muhlenberg, McLean and Ohio Counties, Kentucky (such reserves and resources, collectively, the “Kentucky Coal”). Included in the sale were Consolidation Coal’s coal mining rights relating to the transferred coals as well as certain books and records relating to the coals. Consolidation Coal also agreed to release and waive any claims it had to emission reduction credits relating to the production of methane from the coals transferred to CNX Gas. Consolidation Coal also agreed for a period of five years following the closing to enter into non-exclusive surface use agreements with CNX Gas (or certain designees) on a site-specific basis, in order to allow CNX Gas access to approximately 150 acres of surface land owned by Consolidation Coal overlying the portion of the Pittsburgh Coal located to the north of the Federal No. 2 Mine (totaling approximately 4,790 net acres, the “Northern Block”). Consolidation Coal retained the right, however, to sell, lease or convey any of this surface property free of the surface use agreement obligation. As consideration for Consolidation Coal’s agreements, CNX Gas agreed to pay Consolidation Coal $45,000,000 in cash, plus a deferred payment on the Northern Block and a contingent payment on the Kentucky Coal other than the seam known as the No. 9 Seam (collectively, the “Non-No. 9 Coal”). There is a contingent deferred payment obligation with respect to the Northern Block equal to $1.00 per net ton plus 8% of the gross sales price per ton, which is payable as the coal is mined and sold. There is also an absolute deferred payment obligation with respect to the Northern Block—that is, regardless of how much coal is mined, CNX Gas is required to pay Consolidation Coal $36.0 million on the 35th anniversary of the closing. This deferred payment obligation will be reduced by any amount paid by CNX Gas to Consolidation Coal on the per-ton-of-coal-mined contingent payment obligation prior to that date. To the extent coal continues to be mined and sold after the 35th anniversary, CNX Gas would continue to pay Consolidation Coal on a per-ton basis thereafter so long as coal is mined and sold from the Northern Block. The contingent payment obligation on the Non-No. 9 Coal is equal to 6.5% of the gross sales price for each ton of Non-No. 9 Coal sold.

On February 8, 2008, CONSOL of Kentucky sold all assets in connection with its Mill Creek Mining Complex located in Letcher, Knott and Pike Counties, Kentucky for the amount of approximately $15 million plus certain assumed liabilities by the buyers, Deane Mining LLC and Reserve Holdings LLC. As part of the transaction, CNX Gas Company LLC, a direct, wholly-owned subsidiary of CNX Gas, consented to the assignment of the coal properties to Reserve Holdings LLC and in connection with the consent, amended certain provisions of the Master Cooperation and Safety Agreement dated as of August 1, 2005 as they relate to the property conveyed by CONSOL Energy.

CONSOL Energy has also provided certain parental guarantees related to activity associated with CNX Gas. CNX Gas anticipates that these parental guarantees will be transferred from CONSOL Energy to CNX Gas over time. CNX Gas management believes these parental guarantees will also expire without being funded, and therefore the commitments will not have a material adverse effect on our financial condition.

Review, Approval or Ratification of Transactions with Related Persons.    The master separation agreement, master cooperation and safety agreement, tax sharing agreement and services agreement described above were not negotiated at arms-length and do provide various preferential rights to CONSOL Energy as a result; the Agreement of Sale relating to the Pittsburgh Coal and the Kentucky Coal were negotiated at arms-length. Many of the other transactions with CONSOL Energy described above are the legacy of CONSOL Energy’s operation of CNX Gas’ businesses as a division of CONSOL Energy prior to the 2005 separation. These existing transactions with CONSOL Energy are not typically subject to review by CNX Gas. However, our Audit Committee in accordance with its charter, reviews, at least annually, the services provided to CNX Gas by CONSOL Energy, including the nature, extent and cost of those services.

With respect to other transactions with “related persons” (as defined by SEC rules), CNX Gas’ policies and procedures for review, approval or ratification of transactions with related persons are not contained in a single policy or procedure; instead, relevant aspects of CNX Gas’ program are drawn from various corporate documents. Most importantly, the Audit Committee’s charter provides that the committee must review, and, if appropriate, approve or ratify all transactions between the Company (including its subsidiaries) and any related persons that are required to be reported under the SEC’s related party regulation (Regulation S-K Item 404). At its meeting on February 26, 2007, the Audit Committee adopted a formal written policy in this regard. Under the policy, prior to entering into a related person transaction, a director, nominee or executive officer is to notify our chief financial officer and general counsel of the material facts regarding the transaction. If our chief financial officer and general counsel determine that the proposed transaction is a related person transaction, it is presented to our Audit Committee (or if it is not practicable or desirable to wait until the next Audit Committee meeting, to the chairman of the committee) for approval. The committee will consider all relevant facts and circumstances including the terms of the transaction and terms that would be available to unrelated parties, the benefits to us, and, if it involves an independent director, any impact on independence. The committee will also inform our Board of any related party transactions involving directors or nominees. Since the SEC’s related party regulation also applies to directors’ and executive officers’ family members as well as entities in which they may be deemed to have an indirect material interest, it is possible that related person transactions could occur without a director or executive officer being aware of them and bringing them to us for approval. When we become aware of a related person transaction that has not been previously approved, the policy provides that it will be presented to our Audit Committee for ratification or other action. The policy also provides that our Audit Committee will review on an annual basis ongoing related person transactions having a remaining term of more than six months or a remaining amount in excess of $120,000.

Prior to dissolution of the Nominating and Corporate Governance Committee, the charter of CNX Gas’ Nominating and Corporate Governance Committee required the Nominating and Corporate Governance Committee to review the outside activities of directors and executive officers of the Company and decide questions of possible conflicts of interest of directors and executive officers of the Company. This review will now be performed by the full Board. The Company’s Corporate Governance Guidelines, which were amended in connection with the dissolution of the Nominating and Corporate Governance Committee, also contain provisions relevant to related party transactions in that they require that every director must seek the consent of the Board to confirm the absence of any actual or potential conflict prior to accepting any invitation to serve on another corporate or not-for-profit board of directors or with any government or advisory group. CNX Gas also requires that officers and directors adhere to written codes of business conduct and ethics regarding various topics including conflicts of interest, loans from the Company, the receipt of gifts, service in outside organizations, political activity and corporate opportunities; officers and directors certify compliance with these codes in writing each year. Historically, where related party transactions pose potential conflicts of interest involving directors or officers, the Audit Committee and Nominating and Corporate Governance Committees have elected to meet in joint session with the full Board in order to review, approve or ratify such transactions. The Chairman of the Board, and chairpersons of the Audit Committee and Nominating and Corporate Governance Committee lead deliberations and affected directors or officers may recuse themselves. Following the Management Reorganization, the Audit Committee will continue to meet with the full Board in order to deliberate on such transactions. In making determinations with respect to possible conflicts of interest, directors act in good faith and in the best interests of the Company and all stockholders, as required by law. Related party transactions that must be reviewed pursuant to the program outlined above may be identified by various sources, including the officers of the Company and the directors themselves (in this regard, the Company employs annual ethics compliance certifications, described above, and director and officer questionnaires to elicit relevant information). In 2008, other than the transactions described above, no related party transactions that would otherwise have required review and approval or notification were exempted from review.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

CNX Gas’ directors and executive officers are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of CNX Gas common stock with the SEC and the NYSE. Based upon a review of filings with the SEC, written representations that no other reports were required, and on CNX Gas’ records, CNX Gas believes that during 2008, all Section 16(a) filing requirements applicable to its executive officers and directors were complied with.

Required Vote.    As more fully set forth in Section 2.9 of CNX Gas’ Bylaws, the affirmative vote of a plurality of the votes cast at the Annual Meeting shall elect directors. CONSOL Energy, as the holder of more than a majority of CNX Gas’ outstanding common stock, has the power to elect all of the directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

“FOR” EACH OF THE NOMINEES FOR THE BOARD OF DIRECTORS

EXECUTIVE COMPENSATION AND STOCK OPTION INFORMATION

Board of Directors’ Report

The Board of Directors has reviewed and discussed the Compensation Discussion and Analysis set forth below with CNX Gas’ management and, based upon such review and discussion, the Board recommended that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

The Board of Directors

J. Brett Harvey, Chairman

James E. Altmeyer, Sr

Philip W. Baxter

Raj K. Gupta

John R. Pipski

March 23, 2009

(The foregoing Board of Directors Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of CNX Gas under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent CNX Gas specifically incorporates the Report by reference therein.)

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes and discusses the compensation for 2008 and 2009 of our named executive officers—that is, those executive officers named in the Summary Compensation Table.

Role of our Compensation Committee and Board

For all of 2008 and through January 16, 2009, our Board granted the Compensation Committee authority to make decisions regarding compensation of our named executive officers in accordance with the Committee’s charter. The Committee’s responsibilities and authorities included:

•

Reviewing and approving the corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those goals and objectives and, based on that evaluation, establishing the Chief Executive Officer’s compensation.

•	Reviewing and approving the compensation of our other executive officers.

•	Reviewing and making recommendations to the Board regarding new incentive-compensation and equity-based incentive plans and changes to existing plans.

•

Administering short-term and long-term incentive compensation plans, including the establishment of annual performance goals for the executive officers under those plans, certification of performance goal achievement and the approval of awards payable under those plans.

•	Assisting the Board in matters relating to management development and succession.

We sometimes refer to the Compensation Committee as the “Committee” in this Compensation Discussion and Analysis.

Effective January 16, 2009, our Board eliminated the Compensation Committee in connection with the Management Reorganization described above, and thereafter the full Board has responsibility for executive compensation decisions.

Objectives and Elements of the Compensation Program

During 2008, the objectives of our compensation program were to:

•	attract, motivate and retain high caliber officers capable of enhancing stockholder value;

•	emphasize “pay for performance,” with a significant portion of the total compensation opportunity tied to the Company’s financial and strategic goals; and

•	align the interests of executive officers with those of the Company’s stockholders through equity-based compensation.

To achieve these objectives, our compensation program has the following elements:

•	base salary;

•	short-term (annual) incentive compensation;

•	long-term incentive compensation;

•	health and welfare benefits;

•	limited perquisites;

•	retirement and other post-employment benefits; and

•	severance arrangements.

Except as noted below, the named executive officers participated in all these elements of our compensation program for 2008 and 2009.

Form of Compensation.    The principal elements of executive compensation are base salary, short-term incentive compensation and long-term incentive compensation. The sum of base salary and the target short-term incentive compensation opportunity is referred to as “total annual compensation” and the sum of total annual compensation and the target long-term incentive compensation opportunity is referred to as “total direct compensation.”

As in the past, the Compensation Committee determined to pay the named executive officers current and short-term compensation in cash (in the form of base salary and annual incentives) for 2008 and 2009. The Committee believed that these components of compensation are customarily paid in the form of cash and the Committee did not determine to deviate from this custom. The Committee further determined to pay long-term incentive compensation through the use of awards under the CNX Gas Corporation Equity Incentive Plan, as amended (which we refer to in this Compensation Discussion and Analysis as the Equity Incentive Plan), which compensate executive officers for their performance over a three-year performance period, as measured by criteria that the Committee believes are tied closely to the creation of long-term stockholder value. As described below, the Board determined to change the form of long-term incentive awards to CONSOL Energy stock-based compensation after the Management Reorganization.

Each of these principal elements of compensation is described in more detail as follows:

Base Salary.    Base salary is intended to provide a guaranteed level of compensation to each named executive officer on a competitive basis for the performance of the duties required of his or her position at the high level expected by the Company. Base salaries are also the foundation for the rest of our compensation program, because certain incentives and benefits are calculated as a percentage of base salary.

Short-Term Incentive Compensation.    The short-term incentive compensation program is designed to motivate each named executive officer and other employees of the Company to achieve annual, pre-established goals for specific performance criteria that impact stockholder value in the short term. Specifically, the Committee believed that the performance criteria should be:

•	controllable—that is, the employee can affect the result;

•	measurable—that is, achievement of the goals can be objectively measured; and

•	meaningful—that is, the criteria will impact stockholder value.

This program is consistent with the Committee’s “pay for performance” emphasis of the compensation program. The program, which is more fully described below, is paid in cash after the end of each fiscal year based on the achievement of pre-established company and individual performance goals.

Long Term Incentive Compensation Awards.    Long-term compensation is intended to compensate named executive officers for creating value for the stockholders over time. This is generally achieved through granting equity-based awards. For 2005 and 2006, the Company’s principal form of equity-based, long-term incentive award had been stock options. For 2007, the Compensation Committee adopted a new program using performance share units, which, in the ordinary course, are paid in cash at the end of a three-year performance period based on the total stockholder return of the Company’s common stock in that period relative to the total stockholder return of the stocks of a peer group of companies. In adopting this approach, the Committee believed that performance share units more effectively compensated the executives for their contribution to the creation of stockholder value than stock options. Under substantially similar programs the Committee made awards of performance share units to the named executive officers (i) for 2007, in October 2006 for the October 11, 2006 to December 31, 2009 performance period, and (ii) for 2008, in December 2007, for the performance period from January 1, 2008 through December 31, 2010. The overlapping long-term awards were consistent with the Committee’s intention when the program was first adopted in 2006.

For 2009, as described more fully below, prior to the Management Reorganization, the Committee modified the long-term incentive compensation program to provide for the award of performance share units, which if earned, would be paid in CNX Gas common stock—50% of which would be based on the performance of the Company’s stock relative to the stock performance of a peer group of companies over a defined performance period and 50% of which would be based on the Company’s cumulative production over the performance period. Further, for 2009, the Compensation Committee also approved, subject to the approval of CONSOL Energy’s board of directors, the award of CONSOL Energy restricted stock units to the named executive officers in an amount equal to 50% of the target long-term award to those officers. This form of award was intended to recognize the significance of the long-term performance of CNX Gas to the value of its controlling stockholder, CONSOL Energy, and to compensate the Company’s management team for enhancing the value of CONSOL Energy by enhancing the value of CNX Gas.

Compensation Committee Review of Compensation.    The Compensation Committee reviewed and established each named executive officer’s base salary, target short-term incentive compensation opportunity and target long-term incentive compensation opportunity for 2008 and 2009. The Committee reviewed the components of total direct compensation separately and in the aggregate and compared them against market data provided by the Committee’s compensation consultant. The Committee also reviewed the other elements of the compensation program for named executive officers—health and welfare benefits, perquisites, retirement and other post-employment benefits, and severance arrangements—when the Committee determined it to be appropriate or when the Chief Executive Officer recommended material changes to those plans specifically affecting executive officers of the Company and not all employees of the Company generally.

For 2008 and for prior years, the Compensation Committee generally reviewed and approved base salaries and target short-term incentive compensation opportunities for executive officers at its April meeting and it reviewed and approved long-term incentive compensation awards at its Fall meeting. After the April 2008

Compensation Committee meeting, the Chairman of the Committee directed that all compensation decisions for future years be considered at a single meeting to allow easier analysis of and better control over total annual compensation and total direct compensation. As a result of this directive, for 2009, all base salary, target short-term incentive compensation and target long-term incentive compensation decisions for executive officers for 2009 were made at the Committee’s December 2008 meeting.

Role of Outside Compensation Consultants and Executive Officers

In 2007, the Compensation Committee of CNX Gas engaged Deloitte Consulting, LLP as its outside compensation consultant. Deloitte Consulting analyzed all components of total direct compensation (base salary, target short-term incentive compensation opportunity, and target long-term incentive compensation opportunity) for 2008 and 2009 for all of its named executive officers. As a part of its analysis, Deloitte Consulting reviewed the appropriate peer group of companies from which to analyze market data. More specifically, the compensation consultant reviewed the compensation data (including other prevalent practices in long-term incentive design, perquisites, stock ownership guidelines, etc.) from the peer group as a means to create a benchmark comparison on a position basis. Additionally, survey data was also utilized and reviewed as a second form of understanding compensation practices. The collection of market data was intended to get a sense of the competitive levels of compensation for each of the named executive officers. The Compensation Committee utilized the Company’s Executive Vice President and General Counsel and human resources personnel to interface with and supply information to the compensation consultants, and did meet separately with the Chairman of the Compensation Committee prior to Compensation Committee meetings in which Deloitte Consulting was involved.

In reviewing the compensation program for 2008 and 2009, the Compensation Committee used the market data provided by the compensation consultant to serve as a guide. However, it was not the Compensation Committee’s policy to be bound by the market data. In addition to considering the benchmarking information and the other factors included in the compensation consultant’s analysis, the Compensation Committee solicited and received recommendations from the Chief Executive Officer regarding all components of compensation for each of the named executive officers, including setting the performance goals used in the incentive plans and selection of long-term incentive vehicles.

In considering the compensation of the Chief Executive Officer, the Compensation Committee met with him to discuss his performance in light of the prior year’s goals and objectives and to discuss his recommendations concerning his goals and objectives for the forthcoming year.

Considerations in Developing the Compensation Program in 2008 and 2009

Compensation Philosophy.    The Compensation Committee’s approach to the executive compensation program for 2008 and 2009 was generally to set total direct compensation at or near the median of the proxy peer group, subject to adjustment based on factors such as the responsibilities of each officer, individual performance, years of service and related experience, internal value to the organization, competition for management talent in the industry and the overall compensation structure of the organization, including the compensation structure at CONSOL Energy.

Changes to Executive Officers in 2008.    In 2008, there were several changes to the composition of the Company’s executive officers.

Mark Gibbons, Senior Vice President and Chief Financial Officer, left the Company effective February 19, 2008. Mr. Gibbons’ position was eliminated in connection with the announcement by CONSOL Energy on January 29, 2008 of its intention, which was later terminated, to make an offer to acquire all of the outstanding CNX Gas common stock that it did not already own. On April 30, 2008, the Company entered into a separation agreement with Mr. Gibbons providing for, among other things, a lump sum payment to him of $187,500, which is equal to nine-months’ base salary, his agreement that he was not entitled to the payment of a short-term incentive compensation award for 2007, the termination of his long-term incentive compensation awards, the termination of the non-compete provisions applicable to him, his agreement not to disparage the Company and his release of the Company from claims or liability. The Compensation Committee determined that the terms of Mr. Gibbons’ separation agreement were appropriate under the circumstances, especially in that his position was eliminated only a year after he joined the Company.

Effective February 19, 2008, William J. Lyons, Executive Vice President and Chief Financial Officer of CONSOL Energy, became the principal financial officer and principal accounting officer of the Company and on April 21, 2008, the Board appointed Mr. Lyons as the Chief Financial Officer of the Company. In connection with this change, the accounting function at CNX Gas was consolidated into the accounting department of CONSOL Energy. Mr. Lyons is compensated as an executive officer of CONSOL Energy and does not receive any separate compensation as an executive officer of CNX Gas.

Employment Arrangements.    None of our named executive officers has an employment agreement, so the Company is not contractually obligated to provide any specific form or level of compensation. However, Mr. Gibbons and Mr. Johnson each received offer letters which set forth the terms of their initial compensation as officers of CNX Gas. Mr. DeIuliis does not have an offer letter because it was determined that the terms of his initial employment as an officer of CNX Gas were adequately set out in offering documents prepared in connection with our 2005 private placement. Further, Mr. Gibbons and the Company entered into a separation agreement as described above after he left the Company in connection with the elimination of his position. In addition, the Company provides our named executive officers with severance benefits under its Change-in-Control agreements and severance pay plan, which are described below under “Severance Arrangements”.

Market Data.    In 2008, for purposes of setting total direct compensation for both 2008 and 2009, the Compensation Committee, with the assistance of its outside compensation consultants, used two sources for compensation data at comparable companies: (i) proxy statements of a peer group of companies, and (ii) industry compensation surveys published by nationally-recognized compensation consulting firms. In advising the Committee, the compensation consultants used the proxy peer group data as the primary market reference and the survey data as a secondary market reference, because the proxy data provided more directly comparable information. Because the 2008 proxy statement information relating to 2007 compensation data was not generally available until April 2008, the Compensation Committee considered and set the total annual compensation of the named executive officers for 2008 at a meeting in late April 2008.

The peer group of companies utilized by the Compensation Committee for purposes of setting compensation for 2008 and 2009 was recommended by our outside compensation consultants with input from CNX Gas management. The consultants assembled the group primarily based on oil and gas exploration and production companies with comparable revenues and market capitalization to CNX Gas. The peer group consisted of: Cabot Oil & Gas, Cimarex Energy, Denbury Resources, Equitable Resources, Forest Oil, Newfield Exploration, Pioneer Natural Resources, Plains Exploration & Production, Quicksilver Resources, Range Resources, Southwestern Energy, St. Mary Land & Exploration, Ultra Petroleum and Whiting Petroleum. This peer group is the same peer group used by the Committee in 2007, except that Pogo Producing was eliminated from the group because it was acquired by Plains Exploration and Production. Using the same peer group in establishing compensation for different periods permits good comparability of market data between years.

For the April 2008 Committee meeting, at which the Committee set total annual compensation for 2008, the compensation consultant noted that the 50th percentile market capitalization of the peer group was $6.6 billion, compared to CNX Gas’ market capitalization of $5.7 billion, in each case, as of April 9, 2008. CNX Gas’ revenues of $479 million for 2007 were below the 25th percentile of the revenues of the companies in the peer group for 2007. For the November and December 2008 Committee meetings at which the Committee set 2009 total direct compensation, the proxy peer group and survey data were the same as previously considered by the Committee except that Deloitte Consulting “aged” the survey data to January 1, 2009 to reflect general cost-of-living and salary increases since the data was first compiled. Deloitte Consulting noted that CNX Gas’ projected 2008 revenues were less than the 25th percentile of companies in the proxy compensation peer group, but its market capitalization was at the 63rd percentile of the proxy peer group companies.

Due to the unique roles of the Company’s senior vice presidents, exact and reliable comparative positions at the peer group companies to those positions were generally not available, so the Committee reviewed the compensation levels for similar positions (such as top exploration and development officer, but not chief operations officer) in order to gain a general understanding of peer company compensation levels for those positions.

Design of the Short-Term Incentive Compensation Programs for 2008 and 2009

At a meeting in February 2008, the Compensation Committee adopted a short-term incentive compensation program for 2008. At a meeting in November 2008, the Committee adopted a short-term incentive compensation program for 2009. Both the 2008 and 2009 programs are essentially similar in design and they are largely unchanged from the 2007 program. The Committee determined that the program, as designed and as it operated in prior years, provided appropriate short-term incentives that would enhance stockholder value in the short-term as intended.

Both the 2008 and 2009 program provide for payouts in accordance with the following formula:

Base Salary	X	Short-Term Opportunity (as % of base salary)	x	(75% Company Performance Factor	+	25% Individual Performance Factor)	=	2008 Short Term Incentive Payout

Under the program, no payouts are paid unless the Company achieves a threshold level of net income. For 2008, the threshold level of Company net income required for any payout under the plan was $90 million, compared to actual 2008 net income of $239 million. A similar threshold exists for payouts under the 2009 program. Furthermore, the Committee has the right, in its discretion, to reduce or eliminate the amounts otherwise payable based on individual performance or any other factors that the Committee, in its discretion, deems appropriate.

Company Performance Factor.    The company performance factor is based on the achievement of pre-established goals for three performance criteria: safety, unit cost and production. The Committee determined that these performance goals are especially appropriate for measuring short-term compensation. Safety is the most important goal for every employee of the Company every day and is a moral imperative for the Company. As for production and costs, the Committee believed that investors value the Company’s stock on a short-term basis in part according to the Company’s ability to achieve our production and cost goals for the year. The Board evaluates the Company’s overall performance for the year in large part based on achieving the production and cost goals set forth in our performance plan. Moreover, all of these performance criteria meet the Committee’s criteria for short-term incentive compensation as set forth above—that is, they should be controllable, measurable and meaningful.

Each of these criteria contributes one-third to the Company performance factor and the payout for each factor can range from 0% to 200% depending on actual performance as measured against the target pre-established goal for each of the performance criteria. The specific short-term performance goals for 2008 were as follows:

•

Safety—Participants earn 12.5% of the target opportunity attributable to safety for each month in which there are no lost-time accidents among Company employees and 50% of the target opportunity attributable to safety if there are no lost time accidents among Company employees for the entire year. Thus, if there are no lost-time accidents among employees for all of 2008, participants earn 200% for the safety performance criteria.

•

Production—The target production performance goal for 2008 was 72.0 net Bcf of total production, which was the same as the production guidance for the year that is disclosed to stockholders. The specific production goal was derived directly from the Board-approved performance plan for the year. If actual Company production for 2008 is 6% or more above the target production performance goal, participants earn 200% for the production performance criteria; and if actual production is 6% below the target production performance goal, participants earn 70% for the production performance criteria. Actual production within the 6% band is interpolated and there is no payout for production which is more than 6% less than the production performance target.

•

Unit Cost—The target unit cost performance goal was $3.01 per Mcf. As used in the plan, the term “unit cost” means fully-loaded costs, adjusted for factors outside of management’s control (such as severance taxes) and costs which the Board determines should be excluded to permit comparability (such as accounting changes), to arrive at an operating cost number, divided by total actual production. The specific unit cost goal was derived directly from the Board-approved performance plan for the year. If actual unit costs for 2008 are 3% or more below the target unit cost goal, participants earn 200% for the unit cost performance criteria; and if actual unit costs are up to 3% greater than the target unit cost performance goal, participants earn 70% for the unit cost performance criteria. Actual unit costs within the 3% band are interpolated and there is no payout for unit costs which are more than 3% greater than the unit cost target.

For the 2009 program, the Committee adopted similar performance criteria and similar performance goals, based on the Company’s 2009 operating plan.

The Company factor is determined by calculating the percentage score for each criterion, dividing each score by three and then adding the three quotients together.

Individual Performance Factor.    In the case of our Chief Executive Officer, the Compensation Committee determined his individual performance factor by discussing and reviewing with the Board its assessment of the Chief Executive Officer’s annual performance and his self-assessment of his performance for the year. In December 2007, our Chief Executive Officer submitted to the Compensation Committee his performance goals and objectives for 2008. For 2008, the Compensation Committee accepted the following as his primary individual performance goals and objectives (and related weighting): (i) corporate culture (10%), which involved instilling in management a “tone at the top” in the areas of safety, capital allocation, compensation and internal controls, (ii) financial reporting (10%), which included aligning the philosophy of the CONSOL Energy accounting department, which was now responsible for the accounting function at CNX Gas, with the philosophy and requirements of CNX Gas, and the continued optimization of accounting processes, (iii) engineering (10%), which included acquiring additional engineering talent, creating greater transparency and generating better data, and (iv) operating and financial performance (70%), which included meeting 2008 safety, production, capital expenditure and unit cost goals, developing the company’s exploration program and managing reserve growth. For the 2009 program, the Chief Executive Officer submitted similar individual performance goals to the Committee for 2009 and the Committee approved those goals.

In the case of our other named executive officers, the individual performance factor has two performance criteria: operations support and position specific goals, which are weighted in the discretion of the Chief Executive Officer. The payout on the individual performance factor can range from 0 to 200%, depending on actual performance as evaluated against the goals and objectives defined by the Chief Executive Officer for the year and reviewed and approved by the Compensation Committee.

Payouts to the named executive officers under the Company’s short-term incentive compensation plan for 2008 are described on page 42 below under the caption “Understanding Our Summary Compensation and Grants of Plan-Based Awards Tables—CNX Gas Short-Term Incentive Compensation Plan.”

After the Management Reorganization, the short-term incentive compensation program described above will not apply to the named executive officers, except for Messrs. Albert and Onifer, nor will the program apply to the new executive officers of CNX Gas. Instead, Messrs. DeIuliis and Johnson and the new executive officers of CNX Gas will participate in the CONSOL Energy short-term incentive compensation plan in their capacities as executive officers of CONSOL Energy. Under that program, their 2009 short-term incentive opportunity is based in equal parts on the results of the coal segment, the results of the gas segment and their individual performance, in each case, as measured against pre-established performance goals. The performance goals of the coal and gas segments are specific safety, unit cost and production goals established by the CONSOL Energy Compensation Committee and the individual performance goals are also reviewed and approved by that committee. The executive officers will earn between 0% and 200% of their target short-term incentive opportunity depending on actual performance compared to those performance goals.

Design of the Long-Term Incentive Compensation Program for 2009

At its April 2008 meeting, the Compensation Committee discussed the need to consider whether the company’s long-term incentive compensation program should have performance criteria that are different than or in addition to total stockholder return, particularly given the impact that the company’s ownership structure may have on total stockholder return. The Committee asked Deloitte Consulting to work with management of the Company and to make a recommendation in this regard.

In August 2008, based on market and industry data, Deloitte Consulting recommended that the Committee consider adding one or more different performance criteria—such as production growth, reserve growth or other measures—to the performance share unit program and/or adding time-vested restricted stock as a component of the long-term incentive compensation program. It was the consensus of the Committee, subject to further consideration at its Fall 2008 meeting, that it was appropriate to add production growth as a performance criterion. The Committee rejected reserve growth as a possible performance criterion because it believed that reserve estimates should be determined independently of compensation. The Committee also wanted to further consider the issuance of time-vested full value shares in the form of CONSOL Energy restricted stock as an additional component of the long-term incentive compensation program.

At its meetings in November and December 2008, the Compensation Committee reviewed and approved the long-term incentive compensation program for 2009, which as we describe below, was eliminated by the Board following the Management Reorganization in January 2009. The program had two components:

•

50% of the award consists of performance share units representing a contingent right to receive a payment in the form of CNX Gas common stock, where one unit equals one share of the Company’s common stock, to the extent such unit is earned and becomes payable pursuant to the terms of the program. The total number of units earned, if any, by a participant will be based: (i) 50% on the Company’s total stockholder return relative to the total stockholder return of each company in a peer group of companies for the performance period of January 1, 2009 to December 31, 2011, and (ii) 50% on cumulative production for the performance period relative to pre-established cumulative production performance goals for the performance period; and

•

50% of the award consists of CONSOL Energy restricted units. This component of the 2009 program was intended to recognize the significance of the long-term performance of CNX Gas to the value of its controlling stockholder, CONSOL Energy, and to compensate the Company’s management team for enhancing the value of CONSOL Energy by enhancing the value of CNX Gas.

An independent subcommittee of the Compensation Committee comprised of those members of the Compensation Committee who are also “outside directors” for purposes of Section 162(m) under the U.S. Internal Revenue Code, was formed and separately approved these programs in order to make the awards “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

After the Management Reorganization, the long-term incentive compensation program described above will not apply to the named executive officers or to the new executive officers of CNX Gas. Instead, they will participate in the CONSOL Energy long-term incentive compensation program in their capacities as executive officers of CONSOL Energy. Under that program, in February 2009 the CONSOL Energy Board approved a long-term incentive compensation award for the named executive officers and the new executive officers of CNX Gas. The award has three components—one-third is in the form of CONSOL Energy restricted stock units, one-third is in the form of CONSOL Energy stock options and one-third in the from of CONSOL Energy performance share units. This award replaces the December 2008 long-term award to the named executive officers described above. The Board also approved making an offer to exchange the 2007 and 2008 CNX Gas performance share unit awards for CONSOL Energy restricted stock units having equivalent value. The named executive officers will be eligible to participate in this exchange offer. This exchange offer, which is subject to a number of conditions, including the authorization of additional shares under CONSOL Energy’s Equity Incentive Plan, as amended, by the stockholders of CONSOL Energy, recognizes that after the Management Reorganization, many of the officers of CNX Gas now have responsibility also for the long-term performance of CONSOL Energy, which includes CNX Gas as a subsidiary.

On March 13, 2009, CONSOL Energy filed a registration statement on Form S-4 related to the registration of CONSOL Energy restricted stock units (CONSOL RSUs) and the common stock underlying those units, in connection with an offer that CONSOL Energy is proposing to make to employees of CNX Gas and/or CONSOL Energy who hold CNX Gas performance share awards. The proposed offer, if made, would permit those holders to surrender these CNX Gas incentive awards to CNX Gas in exchange for CONSOL Energy issuing CONSOL RSUs to those holders. The purpose of the exchange offering is to enable CNX Gas employees to have a stake in CONSOL Energy. This proxy statement does not constitute an offer of CONSOL RSUs or the underlying CONSOL Energy common stock.

Setting Total Direct Compensation for 2008

The Compensation Committee established base salaries and the short-term incentive compensation opportunity for the named executive officers for 2008 at a meeting in April 2008. Long-term incentive compensation awards for 2008 for the named executive officers were previously made at a meeting in December 2007 and are described in our proxy statement for our 2008 annual meeting of stockholders.

In considering the levels of total annual compensation (base salary and target short-term incentive opportunity) to establish for the named executive officers for 2008, the Committee considered, among other things, the following:

•	actual 2007 total direct compensation—2007 base salary, 2007 short-term incentive compensation paid in 2008 and the December 2007 target long-term incentive compensation opportunity; and

•

proposed 2008 target total direct compensation—proposed 2008 base salary and proposed 2008 short-term incentive compensation opportunity, in each case, as proposed by the Chief Executive Officer, and the January 1, 2008 target long-term incentive compensation plan opportunity for the named executive officers relative to the available market data.

Total Annual Compensation of the Named Executive Officers (other than the CEO).    The Committee considered the recommendations of the Chief Executive Officer regarding the total annual compensation of the named executive officers other than the Chief Executive Officer. The Chief Executive Officer recommended changes to the Executive Vice President and General Counsel’s total annual compensation in order to reflect his increased responsibilities at the Company. The Chief Executive Officer said that Mr. Johnson’s role at the Company extended beyond that of a general counsel and that, in his view, the appropriate comparison to positions at peer group companies would be to the second most highly compensated executive officer rather than the general counsel position. The Chief Executive Officer recommended changes to the total annual compensation of the Senior Vice Presidents in order to close the gap to the median total direct compensation for similar positions as proxy peer group companies and to equally align the compensation of all Senior Vice Presidents. The Chief Executive Officer views the Senior Vice President positions to have equivalent responsibilities and importance to the organization.

The Committee evaluated the Chief Executive Officer’s recommendations against the available market data as of April 2008. Among other things, the data showed:

•

The Executive Vice President and General Counsel’s actual 2007 total direct compensation was at the 11th percentile of the proxy peer group and his proposed 2008 target total direct compensation was at the 63rd percentile of the proxy peer group.

•

The Executive Vice President and General Counsel’s proposed 2008 target total annual compensation was $569,000 compared to median total annual compensation of $727,000 for the general counsel position at proxy peer companies.

•	The Senior Vice Presidents’ actual 2007 and proposed 2008 total direct compensation were less than the 25th percentile for comparable positions at proxy peer group companies.

•	The median total annual compensation at proxy peer companies for positions similar to the Senior Vice Presidents was $644,000.

•

The actual and target total direct compensation for the named executive officers other than the Chief Executive Officer was in all cases above the 75th percentile for comparable positions in the survey data.

The Committee evaluated the Chief Executive Officer’s recommendations in light of the above market data. In addition, the Committee considered, in consultation with the Chief Executive Officer, the operating performance of the Company in 2007, the performance of the Company’s stock price relative to the stock price performance of the Company’s peers (not the same peer group used by the compensation consultants for benchmarking purposes), the individual performance and collective accomplishments of management in 2007, the ambitious long-range plan of the Company for 2008 and beyond, the responsibilities of each position, the importance of retaining these officers in the current environment, the experience level of these officers and their importance to the organization.

Based on all of the foregoing, and taking into account the Committee’s compensation philosophy, the Committee approved the following total annual compensation for the named executive officers other than the Chief Executive Officer:

Officer	Then Current Base Salary	2008 New Base Salary	2007 Short-Term Opportunity (as % of Base Salary)	2008 Short-Term Opportunity (as % of Base Salary)
Executive Vice President and General Counsel	$290,000	$325,000	60%	65%
Senior Vice President— Established Business Units	$250,000	$260,625	45%	65%
Senior Vice President— Emerging Business Units	$250,000	$260,625	40%	65%

Total Annual Compensation of the Chief Executive Officer.    The Committee then considered the compensation of the Chief Executive Officer, without the Chief Executive Officer present. In considering the levels of total annual compensation (base salary and target short-term incentive opportunity) to establish for the Chief Executive Officer for 2008, the Committee considered, among other things, the following:

•	actual 2007 total direct compensation—actual 2007 base salary, 2007 short-term incentive compensation payout and the December 2007 target long-term incentive compensation opportunity; and

•	target 2007 total direct compensation—actual 2007 base salary, 2007 target short-term incentive compensation opportunity and the December 2007 target long-term incentive compensation plan opportunity for the Chief Executive Officer relative to the available market data. The date showed that:

•	the Chief Executive Officer’s actual total direct compensation was at the 29th percentile of the proxy peer group companies.

•	the Chief Executive Officer’s target total direct compensation was slightly above the 25th percentile of the proxy peer group data.

•	the median 2008 total annual compensation for chief executive officers at peer companies was $1,675,000.

The Committee noted that the data did not take into account the discretion of the Committee based on non-market factors, and acknowledged that they would also want to consider factors such as tenure, individual performance and internal value.

After considering all of the factors described above for the Chief Executive Officer, the Committee approved the following 2008 compensation of the Chief Executive Officer:

Officer	Then Current Base Salary	2008 New Base Salary	2007 Short-Term Opportunity (as % of Base Salary)	2008 Short-Term Opportunity (as % of Base Salary)
Chief Executive Officer	$520,000	$560,000	100%	100%

The increase in Chief Executive Officer’s base salary moved his base to slightly more than the market median, consistent with the Company’s compensation philosophy, and reflected his internal value to the Company. The Committee determined not to change his short-term incentive compensation opportunity. The Committee noted that while his new total annual compensation and total direct compensation would still be below market median of the proxy peer group data, it was nevertheless appropriate given his long-term incentive compensation opportunity, the amount of his increase in base salary and CONSOL Energy’s compensation structure.

The changes to base salaries of all named executive officers were effective as of the pay period beginning April 21, 2008.

Long Term Incentive Compensation Awards for 2008.    In December 2007, the Compensation Committee approved the January 1, 2008 awards of performance share units under the Company’s Equity Incentive Plan to the named executive officers for 2008—that is, for the performance period from January 1, 2008 through December 31, 2010. This award was substantially similar to the long-term incentive compensation award made to the named executive officers for 2007 and is described in detail in the Compensation Discussion and Analysis section of the Company’s 2008 proxy statement.

Setting Total Direct Compensation for 2009

As noted above, the Chairman of the Committee directed that all compensation decisions for 2009 be considered at a single meeting to allow easier analysis of and better control over total annual compensation and total direct compensation. As a result of this directive, for 2009, decisions regarding total direct compensation (base salary, target short-term incentive compensation opportunity and target long-term incentive compensation opportunity) decisions for executive officers for 2009 were made at the Committee’s November and December 2008, meetings. The compensation decisions for the named executive officers for 2009 were substantially consistent with the decisions made in 2008, with increases in the range of 1.4% to 16.9%.

The amounts of 2009 total direct compensation approved for the named executive officers were not affected by the Management Reorganization; however, Messrs. DeIuliis and Johnson now participate in the CONSOL

Energy short-term incentive compensation program for 2009, as described above, and all of the named executive officers now participate in the CONSOL Energy long-term incentive compensation program for 2009 as described above.

Health and Welfare Benefits

We also provide health and welfare benefits to our named executive officers which are not tied to any individual or corporate performance objectives or goals and are intended to be part of an overall competitive compensation program. For example, we offer health insurance (medical, dental and vision), life insurance, disability insurance and other benefits to our employees generally. The executive officers participate in these plans on the same terms as other eligible employees, subject to any legal limits on the amounts that may be contributed by or paid to the named executive officers under such plans.

Perquisites

At its meeting in August 2008, the Committee reviewed the perquisites available to the named executive officers. The principal perquisites in which named executive officers are eligible to participate in the discretion of the Chief Executive Officer (for executive officers other than the Chief Executive Officer) are a vehicle allowance, club memberships and financial planning assistance. The compensation consultants assisting with the Committee’s review concluded that the perquisites provided to the Company’s named executive officers are in line with market practice, except that the tax gross-up that the officers receive on certain of their benefits is not best practice in the market.

The Committee believes that the perquisites we provide our executive officers are reasonable, competitive and consistent with the Company’s overall compensation program. The named executive officers who participated in these programs in 2008 and the financial benefit to them of participating in these programs are more fully described in the footnotes to the Summary Compensation Table and the narrative section following the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Retirement and Other Post-Employment Benefits.

401(k) Plan.    Our employees, including our executive officers, are entitled to participate in CONSOL Energy’s 401(k) defined contribution plan. The Company contributes an amount to each named executive officer’s and other participant’s account equal to 100% of each participant’s basic contributions up to 6% of each participant’s base salary, subject to applicable federal income tax limits. Effective as of December 31, 2006, this 401(k) plan was amended to provide an additional contribution by the Company of 3% of each eligible participant’s base salary, subject to applicable federal income tax limits. As more fully set forth immediately below in the Section entitled “Pension Plan,” based on an employee’s date of hire, participation in the amended 401(k) plan additional benefit was optional and offered as an alternative to other post-employment benefits under the CNX Gas Employee Retirement Plan. By reason of their respective dates of hire, each of the named executive officers other than Mr. Gibbons was offered the option to receive the additional 401(k) contribution benefit. Mr. Johnson elected to receive the additional benefit in lieu of the other post-employment benefits described below. None of Messrs. DeIuliis, Onifer or Albert elected to receive the additional 401(k) contribution benefit. Mr. Gibbons received the additional benefit automatically by reason of his date of hire.

Pension Plan.    To provide our employees with substantially similar pension benefits to those which they had as CONSOL Energy employees, we adopted the CNX Gas Employee Retirement Plan (the “Retirement Plan”). After January 1, 2006, our employees’ pension benefits are calculated and paid pursuant to the Retirement Plan as more fully described in the narrative section following the Pension Benefits Table. Our employees hired prior to August 1, 2004, including our named executive officers, have benefits under the CONSOL Energy Employee Retirement Plan in connection with their prior service with CONSOL Energy.

Benefits under the Retirement Plan are based on an employee’s years of service and average monthly pay during the employee’s five highest-paid years (“Covered Compensation”). “Average monthly pay” for this purpose includes regular compensation and does not include annual short term incentive compensation amounts or other bonuses or compensation in excess of limits imposed by the U.S. Internal Revenue Code. Covered Compensation for CNX Gas’ named executive officers is reflected in the “Salary” column of the Summary Compensation Table (up to $230,000, the 2008 limit imposed by the U.S. Internal Revenue Code).

Effective as of December 31, 2006, in light of recent changes in the law regarding defined benefit pension plans and the volatility of the funding obligations associated with such pension plans, CNX Gas amended the Retirement Plan as part of an effort to transition its retirement benefit program from a defined benefit arrangement to a defined contribution plan arrangement. Pursuant to the amendment, participants in the Retirement Plan who were hired by CNX Gas on or before December 31, 2005, or who were otherwise employed by CONSOL Energy (or an affiliate) immediately prior to the date of hire by CNX Gas to the extent hired by CNX Gas after December 31, 2005, will have an option to remain in the Retirement Plan or have their benefits under the Retirement Plan frozen as of December 31, 2006 and thereafter, at the employee’s election participate in the amended 401(k) plan described above in the Section entitled “401(k) Plan”. The amendment also provided that Retirement Plan participants who were not employed by CONSOL Energy (or an affiliate) immediately prior to the date of hire by CNX Gas and were hired by CNX Gas between January 1, 2006 and December 31, 2006 will have their benefits under the Retirement Plan frozen effective December 31, 2006 and will, effective January 1, 2007, participate in CNX Gas’s amended 401(k) plan. Finally, the amendment provided that all employees not eligible to participate in the Retirement Plan on December 31, 2006 and all employees hired by CNX Gas on or after January 1, 2007 will not be eligible to participate in the Retirement Plan, but if otherwise eligible, participate in CNX Gas’ amended 401(k) plan.

Messrs. DeIuliis, Onifer and Albert each elected to remain in the Retirement Plan. As stated above, Mr. Johnson elected to have his benefits under the Retirement Plan frozen as of December 31, 2006 and thereafter participate in the amended 401(k) plan. Mr. Gibbons was automatically enrolled in the amended 401(k) plan by reason of his date of hire.

Severance Arrangements

CNX Gas Change-in-Control Severance Agreements.    CNX Gas has entered into Change-in-Control severance agreements with each named executive officer; these agreements are more fully described under the section entitled “Understanding the Employment Termination or Change-in-Control Tables” in this proxy statement. These agreements provide for severance compensation in the event that the officer’s employment terminates without cause or for good reason following a Change-in-Control of the Company or CONSOL Energy. The purpose of these agreements is to:

•

Ensure that the actions and recommendations of the senior management of the Company with respect to a possible or actual Change-in-Control of the Company are in the best interests of the Company and all of its stockholders, and are not influenced by their own personal interests concerning their continued employment status after the Change-in-Control.

•	Reduce the distraction regarding the impact of an actual or potential Change-in-Control on the personal situation of the named executive officer.

The Committee believes that the terms of these agreements are competitive and appropriate for our named executive officers and at the time were consistent with CONSOL Energy’s practices. The Change-in-Control severance agreements provide that each named executive officer party to such an agreement will receive severance benefits if his or her employment is terminated or constructively terminated after, or in connection with, a Change-in-Control (as defined therein and which includes a Change-in-Control of CONSOL Energy). Under such circumstances, the named executive officers would be entitled, among other severance payments and benefits, to a lump sum cash payment equal to (i) a multiple of such named executive officer’s base pay plus

(ii) a multiple of such named executive officer’s incentive pay. The multiple for the Chief Executive Officer is 2.5, and for the other executive officers is 2.0. The Change-in-Control severance agreements also provide that all CNX Gas and CONSOL Energy equity granted to such named executive officer will become fully vested and/or exercisable on the date the Change-in-Control occurs and all stock options or stock appreciation rights will remain exercisable for the period set forth in the applicable award agreement. Further, if it is determined that any payment by the Company to or for such named executive officer’s benefit would constitute an “excess parachute payment” within the meaning of Section 280G of the U.S. Internal Revenue Code, the Company will: (a) in the case of the Chief Executive Officer and the Executive Vice President and General Counsel, pay to him a “gross-up payment,” subject to some limitations, such that the net amount retained by him after deduction of any excise tax imposed under Section 4999 of the U.S. Internal Revenue Code, and any tax imposed upon the gross-up payment, will be equal to the payment; and (b) in the case of all other executive officers party to a Change-in-Control severance agreement, apply a limitation on any payment such that the payment will not be subject to the limitation of deduction under section 280G of the U.S. Internal Revenue Code. To protect the Company’s business interests, the Change-in-Control severance agreements also contain confidentiality obligations, a one-year non-competition covenant and a two-year non-solicitation covenant.

Severance Pay Plan.    Our named executive officers are eligible to receive benefits under CONSOL Energy’s Severance Pay Plan for Salaried Employees (hereinafter referred to as the “Severance Pay Plan”), which is more fully described under the section entitled “Executive Compensation and Stock Option Information—Understanding the Employment Termination or Change-in-Control Tables” beginning on page 52 of this proxy statement. This plan is maintained by CONSOL Energy primarily for employee retention purposes and provides payment to eligible employees who are terminated because of a reduction in work force or because of being replaced by employees returning from leaves of absence. All full-time salaried employees of CONSOL Energy and its subsidiaries are eligible for coverage under the plan under the terms and conditions provided therein. In the event of a termination of a named executive officer’s employment with the Company, under the circumstances described in the plan, such named executive officer would be entitled to one week’s compensation from the Company for each completed full year of continuous service with CONSOL Energy and its subsidiaries up to a maximum of 25 weeks of compensation during such named executive officer’s lifetime.

Take-In Severance Agreements.    On January 29, 2008, CONSOL Energy announced its intention to make an offer to acquire all of the outstanding CNX Gas common stock that it did not already own. This proposed “take-in transaction” was subsequently terminated, but it created some uncertainty among our management employees because a take-in transaction as proposed by CONSOL Energy is not a Change-in-Control for purposes of our Change-in-Control severance agreements. Thus, in the event of a take-in transaction, CNX Gas employees, who would in many cases be working for new CONSOL Energy supervisors, would be at risk of being terminated without cause, in which event they would be entitled to receive only those severance benefits for which they were eligible under the Company’s severance pay plan described above. As a result, management asked the Committee to consider authorizing severance agreements for officers and employees who are parties to Change-in-Control severance agreements (including the named executive officers) that would be triggered in the event of a take-in transaction.

At its meeting in August 2008, the Committee authorized the Company to enter into take-in transaction severance agreements with those employees. As authorized, those agreements would provide that if a take-in transaction occurs and the executive is actually or constructively terminated without cause or for good reason (which would include a reduction in compensation by more than 20%, but not a change in status) within two years following the take-in transaction, he or she would be entitled to the following severance benefits: one times salary and bonus, continuation of health insurance coverage for one year, one year of the 401(k) plan matching contribution, the value of one year of additional pension benefits and $25,000 for outplacement services. Further, separately, the Committee approved the amendment of the Company’s equity incentive plan to provide that in the event of a take-in transaction, vested stock options would be cashed out, unvested stock options would convert to CONSOL Energy stock options with the same vesting schedule and outstanding performance share units would be converted 50% into cash (or into CONSOL stock, at the employee’s discretion) and 50% into CONSOL restricted stock units with the same vesting schedule. The value of the performance share units would be determined as if the date of the take-in transaction was the last day of the performance period. Under the take-in severance agreements, if triggered, all unvested CONSOL stock options and restricted stock would vest, with the stock options remaining exercisable for their remaining term.

As the take-in severance agreements were being finalized, the Board approved the Management Reorganization described above, which effectively obviated the need for the take-in severance agreements and such agreements have not been executed. The Management Reorganization would not have triggered the take-in severance agreements.

Tax Considerations

The Committee considered the impact of the applicable tax laws with respect to compensation paid under the Company’s plans, arrangements and agreements. As described below, in some instances, applicable tax laws impose potential penalties on such compensation and/or result in a loss of deduction to the Company for such compensation.

Section 409A.    Participation in, and compensation paid under, the Company’s plans, arrangements and agreements may, in some instances, result in the deferral of compensation that is subject to the requirements of Section 409A of the U.S. Internal Revenue Code. Generally, to the extent that the Company’s plans, arrangements and agreements fail to meet the requirements under Section 409A of the U.S. Internal Revenue Code, compensation earned under those plans, arrangements and agreements may be subject to immediate taxation and tax penalties. It is the intent of the Company that its plans, arrangements and agreements will be structured and administered in a manner that complies with the requirements of Section 409A of the U.S. Internal Revenue Code.

Section 162(m).    With some exceptions, Section 162(m) of the U.S. Internal Revenue Code limits the Company’s deduction for compensation in excess of $1 million paid to specified covered employees (generally the Company’s Chief Executive Officer and the Company’s other named executive officers, excluding the Chief Executive Officer). Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. The Committee has reserved the discretion to provide compensation that is both market and performance-based. Awards under the short-term incentive compensation program generally do not satisfy the criteria of being performance-based awards under Section 162(m) of the U.S. Internal Revenue Code, and, therefore, may not qualify for deduction. Some awards under the Equity Incentive Plan, such as stock options and the performance share unit awards described above, were intended to qualify for deduction under Section 162(m) of the U.S. Internal Revenue Code at the time of grant. While the Committee considers the tax impact of any compensation arrangement, the Committee evaluates such impact in light of our overall compensation philosophy. The Committee reserves the right to approve non-deductible compensation if the Committee believes it is in the best interests of our stockholders. Additionally, if any provision of a program or award that is intended to be performance-based, within the meaning of Section 162(m) of the U.S. Internal Revenue Code, is later found to not satisfy the conditions of Section 162(m), the Company’s ability to deduct such compensation may be limited.

Section 280G.    In addition, if a Change-in-Control of the Company causes compensation, including performance-based compensation, or awards, including but not limited to options or units, to be paid or accelerate in vesting, a covered employee could, in some cases, be considered to have received “parachute payments” within the meaning of Section 280G and Section 4999 of the U.S. Internal Revenue Code. Pursuant to Section 4999, a covered employee can be subject to a 20% excise tax on excess parachute payments. Similarly, under Section 280G of the U.S. Internal Revenue Code, the Company is denied a deduction for excess parachute payments. As indicated above, the Company and its subsidiaries have entered into Change-in-Control agreements whereby, if it is determined that any payment or distribution by the Company to or for the covered employee’s benefit would constitute an “excess parachute payment,” the Company will pay to the covered employee a gross-up payment, subject to some limitations, such that the net amount retained by the disqualified person after deduction of any excise tax imposed under Section 4999 of the U.S. Internal Revenue Code, and any tax imposed upon the gross- up payment, will be equal to such payments or distributions. As set forth above, these gross-up payments are only available to the Chief Executive Officer and the Executive Vice President and General Counsel. Gross-up payments will not be deductible by the Company. The Compensation Committee believes that the inclusion of a gross-up provision in the Change-in-Control agreements is competitive and was consistent with CONSOL Energy’s practices at the time the agreements were approved. Further, it allows the Company to provide those executives with the intended level of severance benefits without regard to the impact of the excise tax.

Stock Ownership Guidelines

In August 2008, the Board adopted stock ownership guidelines applicable to CNX Gas’ named executive officers. The guidelines provide that CNX Gas’ Chief Executive Officer and the other named executive officers are expected to own a number of shares of CNX Gas common stock having a value equal to five times and two times, respectively, of their base salary. As adopted, the officers were expected to meet these guidelines within five (5) years.

The Board rescinded these stock ownership guidelines in February 2009, as a result of the Management Reorganization. The named executive officers and the new executive officers of CNX Gas will now be subject to the stock ownership guidelines of CONSOL Energy, which are described in CONSOL Energy’s proxy statement for its 2009 annual meeting of stockholders.

Compensation of Current Executive Officers for 2009 and in the Future

As a result of the Management Reorganization approved by our Board on January 16, 2009 and described above, all of the current executive officers of the Company are also executive officers of CONSOL Energy. The Boards of CNX Gas and CONSOL Energy have determined that all executive officers of the Company will be compensated as executive officers of CONSOL Energy and will not be separately compensated as executive officers of CNX Gas. CNX Gas will, however, pay CONSOL Energy an annual fee for various services based on an estimate of the amount of time required by CONSOL Energy to provide those services to CNX Gas. At this time, no amount is specifically identified for the management services that the executive officers of CONSOL Energy provide to CNX Gas as executive officers of CNX Gas. A discussion of the compensation of the executive officers of CONSOL Energy, including those executive officers who serve as executive officers of CNX Gas, is contained in CONSOL Energy’s proxy statement for its 2009 annual meeting of stockholders.

Executive Compensation

SUMMARY COMPENSATION TABLE (2008)

The following table discloses the compensation for our named executive officers (along with their positions held prior to the Management Reorganization)—Mr. Nicholas J. DeIuliis, the principal executive officer of CNX Gas, Mark D. Gibbons, who served as the principal financial officer of CNX Gas through February 19, 2008, William J. Lyons, who has served as the principal financial officer of CNX Gas since February 19, 2008, and the other three most highly compensated executive officers of CNX Gas or its subsidiaries who were serving as executive officers at the fiscal year ended December 31, 2008 and whose total compensation (other than items disclosed under column (h) below) exceeded $100,000.

	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards(1) ($) (e)	Option Awards(1) ($) (f)	Non-Equity Incentive Plan Compen- sation(2) ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($) (h)	All Other Compensation ($) (i)		Total ($) (j)
Nicholas J. DeIuliis(4)	2008	546,154	—	3,533,810	908,773	1,106,000	2,609	59,915	(5)	6,157,261
President and Chief Executive Officer	2007	495,769	—	783,134	907,706	755,300	839	48,954	(5)	2,991,702
	2006	432,692	—	225,952	729,927	747,000	6,180	53,676	(5)	2,195,427

Mark D. Gibbons	2008	64,423	—	—	—	—	—	194,285	(6)	258,708
Former Senior Vice President and Chief Financial Officer	2007	206,731	—	261,488	—	—	—	31,651	(6)	499,870

William J. Lyons(10)	2008	—	—	—	—	—	—	—		—
Chief Financial Officer

Stephen W. Johnson	2008	312,885	—	1,387,957	207,937	419,859	535	41,847	(7)	2,371,020
Executive Vice President and General Counsel	2007	276,164	—	301,922	207,637	248,385	—	46,188	(7)	1,080,286
	2006	225,769		95,561	157,636	183,938	4,082	41,588	(7)	708,574

J. Michael Onifer	2008	256,947	—	322,151	54,962	338,813	42,362	28,516	(8)	1,043,751
Senior Vice President—Established Business Units	2007	197,923	—	56,407	54,919	210,375	52,578	13,924	(8)	586,126

Randall M. Albert	2008	256,947	—	316,453	51,267	338,813	48,215	41,615	(9)	1,053,310
Senior Vice President—Emerging Business Units	2007	195,769	—	54,302	51,224	202,875	45,855	12,793	(9)	562,818

(1)	The values set forth in these columns are based on the compensation cost recognized in 2006, 2007 and 2008 for financial statement reporting purposes and computed in accordance with FAS 123R (disregarding any estimate of forfeitures related to service-based vesting conditions). A discussion of the relevant assumptions made in the valuation may be found in CNX Gas’ financial statements, footnotes to the financial statements, or Management’s Discussion & Analysis, as appropriate, in CNX Gas’ Annual Reports on Form 10-K for the years ended December 31, 2006, 2007 and 2008, respectively.
(2)	Under the CNX Gas Short-Term Incentive Compensation Plan (the “STIC”), the relevant performance measures are satisfied in 2006, 2007 and 2008, and thus reportable in 2006, 2007 and 2008, as applicable.
(3)	Amounts reflect the actuarial increase in the present value of the named executive officer’s benefits under the CNX Gas Retirement Plan determined using the interest rate and mortality rate assumptions consistent with those used in CNX Gas’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2006, 2007 and 2008, respectively. This increase includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested. Amounts do not include, for Messrs. DeIuliis, Onifer, Albert and Lyons, the actuarial increase in present value under the CONSOL Energy Retirement Plan.
(4)	Mr. DeIuliis does not receive any compensation from CNX Gas in connection with his service as a director on its Board.
(5)	Personal benefits include an annual vehicle allowance, annual physical exam, financial planning and club membership (with an associated tax gross-up). The 2008, 2007 and 2006 totals also include $13,800, $12,981 and $13,200, respectively in matching contributions paid by CNX Gas under CONSOL Energy’s 401(k) plan.
(6)

Personal benefits include financial planning and club membership (with an associated tax gross-up). The 2008 and 2007 totals also include $2,885 and $9,865, respectively in matching contributions and $1,442 and $5,452, respectively in qualified non-elective contributions paid by CNX Gas under CONSOL Energy’s 401(k) plan. Following his departure, Mr. Gibbons also received a separation payment of $187,500 in 2008.
(7)	Personal benefits include an annual vehicle allowance, financial planning, airplane travel (with an associated tax gross-up). The 2008, 2007 and 2006 totals also include $13,800, $13,500 and $11,123 respectively in matching contributions and $6,900 and $6,750 in qualified non-elective contributions for 2008 and 2007, respectively paid by CNX Gas under CONSOL Energy’s 401(k) plan.
(8)	Personal benefits include the use of a Company vehicle, financial planning, airplane travel, and club membership (with an associated tax gross up) and a one-time safety related bonus of $500. The 2008 and 2007 totals also include $13,800 and 11,818, respectively in matching contributions paid by CNX Gas under CONSOL Energy’s 401(k) plan.
(9)	Personal benefits include the use of a Company vehicle, financial planning, airplane travel, and club membership (with an associated tax gross up) and a one-time safety related bonus of $500. The 2008 and 2007 totals also include $13,800 and $11,688, respectively in matching contributions paid by CNX Gas under CONSOL Energy’s 401(k) plan.
(10)	Mr. Lyons does not receive any compensation from CNX Gas in connection with his service as Chief Financial Officer.

GRANTS OF PLAN-BASED AWARDS (2008)

The following table sets forth each grant of awards made to a named executive officer in the 2008 fiscal year under plans established by CNX Gas.

Name (a)	Grant Date (b)(3)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)(4)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Nicholas J. DeIuliis		392,000	560,000	1,120,000
	01/01/08				33,451	66,902	167,255				5,199,958

Mark. D. Gibbons

Stephen W. Johnson		147,875	211,250	422,500
	01/01/08				13,991	27,983	69,958				2,174,994

J. Michael Onifer		118,584	169,406	338,813
	01/01/08				4,020	8,041	20,103				625,002

Randall M. Albert		118,584	169,406	338,813
	01/01/08				4,020	8,041	20,103				625,002

(1)	Awards were earned, and payments made, under the STIC. The amounts reflect threshold (70%), target (100%) and maximum (200%) performance levels.
(2)	These columns report the number of performance share units that may be earned based on the awards granted to the named executive officers under the 2008 Long-Term Incentive Program of the Plan. The amounts reflect threshold (50%), target (100%), and maximum (250%) performance levels.
(3)	For the awards with a grant date of 01/01/08, the Compensation Committee and the Board took action on the grants described in columns (f), (g) and (h) on December 3, 2007.
(4)	The grant date fair value of each performance share unit was $31.09. The value was calculated by averaging the closing price of one share of CNX Gas common stock for the ten trading days prior to the grant date of January 1, 2008.

Understanding Our Summary Compensation and Grants of Plan-Based Awards Tables

Employment Agreements.    None of Messrs. DeIuliis, Johnson, Gibbons, Onifer or Albert has an employment agreement with CNX Gas; however, each of Messrs. Johnson and Gibbons was provided an offer letter setting forth his initial compensation arrangements with CNX Gas. After discussion with Mr. DeIuliis, the Board determined that the initial terms and conditions of Mr. DeIuliis’ employment were adequately set forth in CNX Gas’ Offering Memorandum for our 2005 sale of common stock which reflected the oral understanding regarding then current terms and conditions of Mr. DeIuliis’ employment and therefore an offer letter from CNX Gas to Mr. DeIuliis was not necessary.

On February 19, 2008, Mr. Gibbons, our Senior Vice President and Chief Financial Officer, left the Company and therefore no longer served as principal financial officer as of that date.

Effective as of February 19, 2008, William J. Lyons, Chief Financial Officer of CONSOL Energy began performing the functions of the Company’s principal financial officer and principal accounting officer. Mr. Lyons is not being compensated by the Company for his services in this role. We do not have an employment agreement with Mr. Lyons with respect to his performance of these functions.

Stock Options Awarded Under the Equity Incentive Plan.    CNX Gas did not award any stock options to any named executive officer in 2008. Prior grants of stock options were made to the named executive officers under the Plan. The exercise price per share of each stock option award granted to a named executive officer is the fair market value of the Company’s common stock on the grant date. The options granted to the named executive officers during 2005 vest in four equal installments on the first four anniversaries of the grant date while the options granted to the named executive officers during 2006 vest in their entirety on the third anniversary of the grant date. Subject to the provisions of the particular option agreement and the Plan, the holder of the option may exercise all or any part of the vested portion of the option at any time prior to the tenth anniversary of the grant date, which is the expiration date. Options granted under the Plan are not transferable and may not be assigned or otherwise transferred or encumbered by the holder of the option, except by will or the laws of descent and distribution. For a description of the employment termination, Change-in-Control and restrictive covenant provisions of the option awards, see “Understanding the Employment Termination or Change-in-Control Tables” on page 52 of this proxy statement.

Restricted Stock Units Awarded under the Equity Incentive Plan.    CNX Gas did not award any restricted stock units to any named executive officer in 2006, 2007 or 2008. Restricted stock units (including the associated dividend equivalent rights) were awarded to Mr. Johnson under the Plan in 2005. The restricted stock unit award entitles him to receive shares of the Company’s common stock in a series of installments over his period of continued service with the Company. Each unit represents the right to receive one share of common stock following the vesting date of that unit.

Mr. Johnson’s restricted stock units vest in four successive equal annual installments upon his completion of each year of continued service with the Company over the four-year period measured from the award date. Prior to actual receipt of shares which have vested, Mr. Johnson may not transfer any interest in his award or the underlying shares or pledge or otherwise hedge the sale of those shares. However, the right to receive any shares which have vested but remain unissued at the time of his death may be transferred pursuant to the provisions of a will or the laws of inheritance.

Mr. Johnson is not entitled to stockholder rights until he becomes the record holder of the shares following their actual issuance. Should a regular cash dividend be declared on the Company’s common stock at a time when unissued shares of such common stock are subject to an award, then the number of shares subject to the award will automatically be increased by an amount determined in accordance with a pre-established formula. The additional shares resulting from such calculation will be subject to the same terms and conditions as the unissued shares of common stock to which they relate under the award. In the event of a stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other similar change affecting the Company’s outstanding common stock as a class without the Company’s receipt of consideration, the number and/or class of securities subject to the award will be appropriately adjusted to preclude any dilution or enlargement of the holders’ rights under the award.

Performance Share Units (New Long-Term Incentive Program) under the Equity Incentive Plan.    On December 3, 2008, the Board approved and adopted, upon the recommendation and approval of an independent subcommittee of the Compensation Committee, a new program under the Plan effective January 1, 2009 called the 2009 Long-Term Incentive Program; as described above in the section entitled “Compensation Discussion and Analysis” this program is for the performance period January 1, 2009 through December 31, 2011, and is substantially similar to the 2006 program except that, if earned, the awards would be paid in CNX Gas common stock—50% of which would be based on the performance of the Company’s stock relative to the stock performance of a peer group of companies over a defined performance period and 50% of which would be based on the Company’s cumulative production over the performance period. The Committee approved the award of performance share units having the following values to the named executive officers: (i) for the Chief Executive Officer, $2,045,000;, (ii) for the Chief Financial Officer, $0; (iii) for the former Chief Financial Officer, $0; (iv) for the Executive Vice President and General Counsel, $800,000; (v) for the Senior Vice President—Established Business Units, $390,000; and (vi) for the Senior Vice President—Emerging Business Units, $390,000.

After the Management Reorganization, the long-term incentive compensation program described above will not apply to the named executive officers or to the new executive officers of CNX Gas. Instead, they will participate in the CONSOL Energy long-term incentive compensation program in their capacities as executive officers of CONSOL Energy. Under that program, in February 2009 the CONSOL Energy Board approved a long-term incentive compensation award for the named executive officers and the new executive officers of CNX Gas. The award has three components—one-third is in the form of CONSOL Energy restricted stock units, one-third is in the form of CONSOL Energy stock options and one-third in the from of CONSOL Energy performance share units. This award replaces the form of the December 2008 long-term award to the named executive officers described above, but has the same value. The Board also approved making an offer to exchange the 2007 and 2008 CNX Gas performance share unit awards for CONSOL Energy restricted stock units having equivalent value. The named executive officers will be eligible to participate in this exchange offer. This exchange offer, which is subject to a number of conditions, including the authorization of additional shares under CONSOL Energy’s Equity Incentive Plan, as amended, by the stockholders of CONSOL Energy, recognizes that after the Management Reorganization, many of the officers of CNX Gas now have responsibility also for the long-term performance of CONSOL Energy, which includes CNX Gas as a subsidiary.

CNX Gas Short-Term Incentive Compensation Plan.    The CNX Gas Short-Term Incentive Compensation Plan (STIC) has a threshold level of net income which must be achieved for incentive payments to be made pursuant to the program. For 2008, the net income threshold was $90 million, which was achieved. Subject to the compensation committee’s discretion to reduce or eliminate amounts otherwise payable, if the threshold level of net income is achieved, incentive payments are paid with respect to the program based on: (1) Company performance criteria consisting of (a) safety, (b) unit cost and (c) production; and (2) the achievement of individual performance goals. The actual bonuses earned are then determined by comparing (1) CNX Gas’ actual performance during fiscal year 2008 against the target performance goals for each of the above mentioned criteria and (2) the employee’s actual performance against his or her individual performance goals.

In 2008, our Committee approved short-term incentive compensation opportunities for each of our named executive officers. In 2009, our Board authorized the payment of annual incentive (i.e., non-equity incentive plan compensation) awards with respect to service in 2008 to Messrs. DeIuliis, Johnson, Onifer and Albert; these awards are set forth in the Summary Compensation Table above. The amount of compensation paid was based on a pre-established percentage of base salary multiplied by a performance score, which was determined based on an evaluation of Company and individual performance for fiscal year 2008. Under the 2008 STIC, the Board has the right, in its discretion, to reduce or eliminate the amounts otherwise payable based on individual performance or any other factors that the Board, in its discretion, deems appropriate.

At its meeting of January 26, 2009, the Board confirmed and ratified the company factor under the 2008 STIC at 200%, based on the following data from 2008 (each criteria weighted equally):

Criteria	Target	Result	Raw Score	Weighted Score (1/3)
Safety	Zero lost time accidents	Zero lost time accidents	200%	66.8%
Production	72.0 Bcf	76.6 Bcf	200%	66.6%
Unit Cost	$3.62 per Mcf	$3.49 per Mcf(1)	200%	66.6%
Total Company Performance Factor:				200%

(1)	Adjusted for uncontrollable impacts which include, but are not limited to, severance taxes, incentive-compensation accruals, accounting methodology changes, etc.

(In Thousands)
Total Costs	$396,692
Severance Taxes	(19,595)
Royalty Interests’ Gas Costs	(74,041)
Costs of Purchased Gas	(8,175)
Incentive Compensation Accruals	(20,146)
Interest Expense	(7,820)
Operating Costs for Short-Term Incentive Plan Purposes	$266,915

With respect to Mr. DeIuliis, the Board determined at its meeting of January 26, 2009, based on the goals and objectives that Mr. DeIuliis presented and the Compensation Committee accepted on February 25, 2008, that Mr. DeIuliis’ individual performance factor under the 2008 STIC was 190%. Mr. DeIuliis’ short-term opportunity was 100% of his 2008 base salary figure of $560,000.

With respect to each of Messrs. Johnson, Onifer and Albert, respectively, Mr. DeIuliis recommended to the Board at its meeting of January 26, 2009, and the Board accepted, the following individual performance factors under the 2008 STIC: Mr. Johnson—195%; Mr. Onifer—200%; and Mr. Albert—200%. Mr. Johnson’s short-term opportunity was 65% of his 2008 base salary figure of $325,000. Mr. Onifer’s short-term opportunity was 65% of his 2008 base salary figure of $260,625. Mr. Albert’s short-term opportunity was 65% of his 2008 base salary figure of $260,625.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END (2008)

The following table sets forth all unexercised options and restricted stock unit and performance share unit awards that have not vested which have been awarded to our named executive officers by CNX Gas and that are outstanding as of December 31, 2008.

	Outstanding Equity Awards at Fiscal Year-End (2008)—CNX Gas
	Option Awards					Stock Awards(1)
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (1) (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested(2) (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)(4) ($) (j)
Nicholas J. DeIuliis	211,110	70,371	—	16.00	8/8/2015	—	—	—	—
	—	162,768	—	28.50	4/28/2016	—	—	—	—
	—	—	—	—	—	—	160,525	—	4,382,333
	—	—	—	—	—	—	159,201	—	4,346,187
Mark D. Gibbons	—	—	—	—	—	—	—	—	—
Stephen W. Johnson	32,500	10,834	—	16.00	9/01/2015	743	20,284	—	—
	—	45,779	—	28.50	4/28/2016	—	—	—	—
	—	—	—	—	—	—	59,453	—	1,623,067
							66,588	—	1,817,852
J. Michael Onifer	18,750	6,250	—	16.00	8/8/2015	—	—	—	—
	—	6,613	—	28.50	4/28/2016	—	—	—	—
	—	—	—	—	—	—	11,562	—	315,643
	—	—	—	—	—	—	19,134	—	522,358
Randall M. Albert	16,666	5,556	—	16.00	8/8/2015	—	—	—	—
	—	6,613	—	28.50	4/28/2016	—	—	—	—
	—	—	—	—	—	—	11,130	—	308,848
	—	—	—	—	—	—	19,134	—	522,358

(1)	The following is the vesting information for CNX Gas option awards granted under the Plan:

CNX Gas Options

Name	Vesting Date	Number of Shares
DeIuliis	4/28/2009	162,768
	8/8/2009	70,371

Gibbons	N/A	N/A

Johnson	4/28/2009	45,779
	9/1/2009	10,834

Onifer	4/28/2009	6,613
	8/8/2009	6,250

Albert	4/28/2009	6,613
	8/8/2009	5,556

(2)	The following is the vesting information for CNX Gas restricted stock units granted under the Plan:

Name	Vesting Date	Number of Units
Johnson	9/1/2009	743

(3)	This value was determined by multiplying the closing market price of CNX Gas’ common stock on December 31, 2008 ($27.30 per share) by the number of shares underlying the award.
(4)	Total number of performance share units reported in this column is based on achieving actual performance goals as of December 31, 2008.

OPTION EXERCISES AND STOCK VESTED (2008)

The following table sets forth information concerning each exercise of CNX Gas stock options and the vesting of restricted stock units of CNX Gas held by the named executive officers of CNX Gas.

Option Exercises and Stock Vested (2008)—CNX Gas Equity
	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Nicholas J. DeIuliis	—	—	—	—
Stephen W. Johnson	—	—	742	22,512	(1)
Mark D. Gibbons	—	—	—	—
William J. Lyons	—	—	—	—
J. Michael Onifer	—	—	—	—
Randall M. Albert	—	—	—	—

(1)	The restricted stock units vested on September 1, 2008 and the closing market price of CNX Gas’ common stock on that date was $30.34 per share.

PENSION BENEFITS

The following table sets forth information with respect to each plan that provides for specified retirement payments or other benefits that will be provided primarily following retirement, including tax-qualified defined benefit plans, but excluding defined contribution plans.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit(1) ($) (d)		Payments During Last Fiscal Year ($) (e)
Nicholas J. DeIuliis	CNX Gas Corporation Employee Retirement Plan	3	9,628		—

Mark D. Gibbons	N/A	N/A	N/A		N/A

Stephen W. Johnson	CNX Gas Corporation Employee Retirement Plan	1	4,514	(2)	—

J. Michael Onifer	CNX Gas Corporation Employee Retirement Plan	3	155,279		—

Randall M. Albert	CNX Gas Corporation Employee Retirement Plan	3	142,834		—

William J. Lyons	N/A	N/A	N/A		N/A

(1)	Accumulated benefit earned through December 31, 2008 computed using FAS87 assumptions as stated in CNX Gas Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
(2)	Mr. Johnson elected to have his benefits under the Retirement Plan frozen as of December 31, 2006 and thereafter participate in the amended 401(k) plan.

Understanding Our Pension Benefits Table

CNX Gas Corporation Employee Retirement Plan.    CNX Gas maintains the CNX Gas Corporation Employee Retirement Plan (as amended and in effect, the “CNX Gas Retirement Plan”), a non-contributory retirement plan, for the benefit of salaried employees of CNX Gas. Messrs. DeIuliis, Johnson, Onifer and Albert are participants in the CNX Gas Retirement Plan. Full-time (or those who have completed 1,000 or more hours of service during a 12-month consecutive period beginning on the employment date) salaried employees who have completed five years of employment with CNX Gas or CONSOL Energy, earn the right to receive certain benefits upon retirement at the normal retirement age of 65. Payments commencing prior to age 65 are reduced on an actuarial equivalent basis. Payment under the plan may not commence prior to age 50 except in the event of an Incapacity Retirement as described below.

•

Incapacity Retirement:    Employees who have attained age 40 with at least ten years of service who are deemed disabled and consequently receive a social security disability award proving the disability occurred while engaged in employment with CNX Gas are eligible for an incapacity retirement resulting in an unreduced benefit, payable in the form of an annuity, commencing the month following termination. In the event of disability, Messrs. DeIuliis, Onifer and Albert would qualify for an incapacity retirement under the CNX Gas Retirement Plan as of December 31, 2008.

•

Separation Retirement:    Employees who terminate employment with five years or more of service prior to attaining age 50 or have attained age 50 but have fewer than ten years of service upon termination qualify for a separation retirement. Payment of the accrued vested benefit is payable at an amount reduced for age beginning at age 50 or the full benefit may be paid at age 65. Mr. DeIuliis is eligible for Separation Retirement under the CNX Gas Retirement Plan.

•

Early Retirement:    Employees who have completed ten or more years of service and are age 50 or older upon termination are eligible for early retirement. If eligible for early retirement, an employee may elect to defer payment to age 65 or elect to begin payment the first of any month up to age 65, subject to a reduction for age as mentioned above. Messrs. Onifer and Albert are eligible for early retirement under the CNX Gas Retirement Plan.

•

Normal Retirement:    Employees who terminate employment with five or more years of service and have attained age 65 qualify for normal retirement. Payment of the full benefit commences the month following termination.

Pension benefits for salaried employees under the CNX Gas Retirement Plan, as amended, are based on an employee’s years of service and average monthly pay during the employee’s five highest-paid years, which is referred to as the covered compensation. Average monthly pay for this purpose includes regular compensation but excludes compensation in excess of limits imposed by the federal Internal Revenue Code. Such covered compensation is reflected in the “Salary” column of the Summary Compensation Table (up to $230,000).

Employees who were employees of CONSOL Energy hired prior to August 1, 2004, including our named executive officers, have benefits under the CONSOL Energy Inc. Employee Retirement Plan. Compensation earned by employees of CNX Gas on and after January 1, 2006 is included in determining the employee’s final average compensation for purposes of calculating retirement benefits attributable to service earned prior to January 1, 2006 under the CONSOL Energy Retirement Plan to the extent that the final average compensation does not increase by more than 4.25% per year from January 1, 2006 onward. Subject to limits imposed by the federal Internal Revenue Code, benefits attributable to this prior service due to increases in the final average compensation earned on and after January 1, 2006 which exceed the 4.25% per year threshold are paid under the CNX Gas Employee Retirement Plan. This applies only to those CNX Gas Corporation employees who were previously employed by CONSOL Energy Inc. prior to August 1, 2004 and eligible to participate in the CONSOL Energy Inc. Employee Retirement Plan. Messrs. DeIuliis, Onifer and Albert are eligible for this additional compensation growth under the CONSOL Energy Inc. Employee Retirement Plan.

The portion of accrued pension benefit earned under the CNX Gas Retirement Plan is payable in the form of a single life annuity, 50% joint and survivor annuity, 75% joint and survivor annuity (effective January 1, 2008) or 100% joint and survivor annuity.

It is CNX Gas’ intent to freeze benefit accruals under the CNX Gas Retirement Plan as of December 31, 2016 (or earlier if minimum participation requirements are not met) at which time all employees in the Plan will, at the employee’s election, participate in the CNX Gas amended 401(k) plan (see detailed description of this plan in the section entitled “Executive Compensation and Stock Option Information—Compensation Discussion and Analysis—Retirement and Other Post-Employment Benefits—401(k) Plan” beginning at page 34 of this proxy statement).

EQUITY COMPENSATION PLAN INFORMATION

	(a)		(b)		(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	1,468,657	(3)	$20.07	(1)	853,670	(2)
Equity compensation plans not approved by security holders	—		—		—
Total	1,468,657		$20.07		853,670

(1)	The weighted-average exercise price is with respect to outstanding stock options only and does not take into account outstanding restricted stock units which do not have an associated exercise price.
(2)	Of this total, the Board may decide how to allocate awards among stock options, stock appreciation rights, restricted stock units, performance awards, and other stock-based awards.
(3)	Of this total, 1,440,282 are outstanding stock options and 28,375 are outstanding restricted stock units.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following tables and narratives describe the potential payments that could be made by the Company to named executive officers at, following, or in connection with any termination, including, without limitation, resignation, termination by the Company without cause, and, termination by the Company for cause.

Nicholas J. DeIuliis, Chief Executive Officer

	Retirement				Termination Not for Cause		Termination For Cause		Death		Disability		Change in Control(1)
Executive Benefits and Payments Upon Termination	Separation		Early	Incapacity
Compensation:
Base Salary	—		—	—	—		—		—		—		$1,400,000
Short-term Incentive	—		—	—	—		—		—		—		$1,835,250
Long-Term Incentive Compensation:
CNX Gas Options:(2)	—		—	—	—	(7)	—		$795,192		—		$795,192
CNX Gas Long-Term Incentive Plan Performance Units	—		—	—	—		—		4,482,660	(9)	4,482,660	(9)	8,728,520	(9)
Benefits & Perquisites:
CNX Gas Employee Retirement Plan	—	(6)	—	$60,707	—	(6)	—	(6)	—	(10)	—	(6)	—	(6)
Disability Benefits(3)	—		—	—	—		—		—		$2,079,655		—
Basic Life Insurance(4)	—		—	—	—		—		$1,000,000		—		—
280G Tax Gross-up	—		—	—	—		—		—		—		$5,154,575
Other(5)	—		—	—	$53,846	(8)	—		$63,846		—		$103,262

Total:	—	(6)	—	$60,707	$53,846		—		$6,341,698		$6,652,315		$18,016,799

Mark D. Gibbons, former Senior Vice President and Chief Financial Officer

	Retirement			Termination Not for Cause	Termination For Cause	Death	Disability	Change in Control
Executive Benefits and Payments Upon Termination	Separation	Early	Incapacity
Compensation:
Base Salary	—	—	—	—	—	—	—	—
Short-term Incentive	—	—	—	—	—	—	—	—
Long-Term Incentive Compensation:
CNX Gas Options:	—	—	—	—	—	—	—	—
CNX Gas Long-Term Incentive Plan Performance Units	—	—	—	—	—	—	—	—
Benefits & Perquisites:
CNX Gas Employee Retirement Plan	—	—	—	—	—	—	—	—
Disability Benefits	—	—	—	—	—	—	—	—
Basic Life Insurance	—	—	—	—	—	—	—	—
280G Tax Gross-up	—	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—	—

Total:	—	—	—	—	—	—	—	—

Stephen W. Johnson, Executive Vice President, Secretary and General Counsel

	Retirement			Termination Not for Cause		Termination For Cause	Death		Disability		Change in Control(1)
Executive Benefits and Payments Upon Termination	Separation	Early	Incapacity
Compensation:
Base Salary	—	—	—	—		—	—		—		$650,000
Short-term Incentive	—	—	—	—		—	—		—		$422,500
Long-Term Incentive Compensation:
CNX Gas Options & Restricted Stock Units:(2)	—	—	—	—	(7)	—	$142,681		—		$142,681
CNX Gas Long-Term Incentive Plan Performance Units	—	—	—	—		—	1,729,592	(9)	1,729,592	(9)	3,440,920	(9)
Benefits & Perquisites:
CNX Gas Employee Retirement Plan	—	—	—	—		—	—		—		—
Disability Benefits(3)	—	—	—	—		—	—		$1,382,011		—
Basic Life Insurance(4)	—	—	—	—		—	$580,000		—		—
280G Tax Gross-up	—	—	—	—		—	—		—		$2,070,138
Other(5)	—	—	—	$31,250	(8)	—	$41,250		—		$86,800

Total:	—	—	—	$31,250		—	$2,493,523		$3,111,603		$6,813,039

J. Michael Onifer, Senior Vice President—Established Business Units

	Retirement				Termination Not for Cause		Termination For Cause	Death		Disability		Change in Control(1)
Executive Benefits and Payments Upon Termination	Separation	Early	Incapacity
Compensation:
Base Salary	—	—	—		—		—	—		—		$512,250
Short-term Incentive	—	$169,406	$169,406		$169,406		—	$169,406		$169,406		$338,812
Long-Term Incentive Compensation:
CNX Gas Options:(2)	—	—	—		—	(7)	—	$70,625		—		$70,625
CNX Gas Long-Term Incentive Plan Performance Units	—	—	392,629	(9)	—		—	392,629	(9)	392,628	(9)	838,001	(9)
Benefits & Perquisites:
CNX Gas Employee Retirement Plan	—	$263,366	$430,628		$263,366		$263,366	—	(10)	$263,366		$263,366
Disability Benefits(3)	—	—	—		—		—	—		$1,217,070		—
Basic Life Insurance(4)	—	—	—		—		—	$400,000		—		—
280G Tax Gross-up	—	—	—		—		—	—		—		—
Other(5)	—	$25,060	$25,060		$25,060	(8)	—	$35,060		$25,060		$163,586

Total:	—	$457,832	$1,017,723		$457,832		$263,366	$1,067,720		$2,067,530		$2,186,640	(11)

Randall M. Albert, Senior Vice President—Emerging Business Units

	Retirement				Termination Not for Cause		Termination For Cause	Death		Disability		Change in Control(1)
Executive Benefits and Payments Upon Termination	Separation	Early	Incapacity
Compensation:
Base Salary	—	—	—		—		—	—		—		$512,250
Short-term Incentive	—	$169,406	$169,406		$169,406		—	$169,406		$169,406		$338,812
Long-Term Incentive Compensation:
CNX Gas Options:(2)	—	—	—		—	(7)	—	$200,035		—		$62,783
CNX Gas Long-Term Incentive Plan Performance Units	—	—	384,466	(9)	—		—	384,466	(9)	384,466	(9)	826,207	(9)
Benefits & Perquisites:
CNX Gas Employee Retirement Plan	—	$247,180	$431,786		$247,180		$247,180	$122,152		$247,180		$247,180
Disability Benefits(3)	—	—	—		—		—	—		$904,680		—
Basic Life Insurance(4)	—	—	—		—		—	$400,000		—		—
280G Tax Gross-up	—	—	—		—		—	—		—		—
Other(5)	—	$24,038	$24,038		$24,038	(8)	—	$34,038		$24,038		$157,881

Total:	—	$440,624	$1,009,696		$440,624		$247,180	$1,310,097		$1,729,770		$2,145,113	(11)

(1)	The payments and benefits which are shown upon termination following a Change-in-Control are described in more detail below. If a Change-in-Control occurred and the executive’s employment did not terminate, the payments and benefits shown under Long-Term Incentive Compensation would apply. In addition to the amounts shown, upon a termination following a Change-in-Control, the executive would be entitled to a pro rata payment of his short-term incentive compensation for the year in which termination occurs, pursuant to the Change-in-Control agreements. At December 31, 2008, these amounts, at target payout levels, would have been: Mr. DeIuliis—$560,000, Mr. Johnson—$211,250; Mr. Onifer—$169,406; and Mr. Albert—$169,406.
(2)	Represents the value of unvested CNX Gas stock options, and in the case of Mr. Johnson restricted stock units, which would, in the case of death or Change-in-Control, accelerate and vest. The value of the CNX Gas unvested options and restricted stock units was calculated using a price of $27.30, the closing market price of CNX Gas stock on December 31, 2008.
(3)	The amount shown represents disability benefits which are paid up until age 65 and are based upon 60% of base salary (in the case of Messrs. DeIuliis and Albert) or 70% (in the case of Messrs. Johnson and Onifer), less an offset for the amount of social security disability benefits and pension benefits that would be paid.
(4)	CNX Gas provides basic life insurance to the employee payable at two times base salary as of a date certain.
(5)	Other benefits include, as applicable in the relevant columns, the following CNX Gas benefits—for all executives: outplacement service in the event of a Change-in-Control, funeral expense allowance in the event of death, (i) in the event of a termination following a Change-in-Control, the estimated premium for the continuation of health benefits, and the estimated value of matching and qualified non-elective contributions paid by CNX Gas under CONSOL Energy’s 401(k) plan ($34,500 for Mr. DeIuliis, $41,400 for Mr. Johnson, and $27,600 for Messrs. Onifer and Albert), and (ii) in the event of death, termination not for cause and Change-in-Control, accrued vacation pay ($53,846 for Mr. DeIuliis, $25,060 for Messrs. Onifer and Albert, and $31,250 for Mr. Johnson). For Messrs. Onifer and Albert accrued vacation pay of $25,060 payable upon retirement. For Messrs. DeIuliis, Onifer and Albert a payment equal to the difference between the present value of their accrued pension benefit at termination and the present value of the accrued pension benefit to which they would have been entitled had they continued to participate in the relevant plan for a specified period (30 months for Mr. DeIuliis and 24 months for each of Messrs. Onifer and Albert). We have not included in the table other payments or benefits that would be paid by CONSOL Energy to those executives who were formerly employed by CONSOL Energy for their prior services to CONSOL Energy.
(6)	Plan participants are not entitled to payment of awards in respect of separation until they attain the age of 50 years old; consequently, while Mr. DeIuliis has accrued pension benefits of $9,628 with respect to separation he is not currently eligible to receive payment at his current age.
(7)	In the event of a termination as a result of a reduction in force (as determined by CNX Gas in its sole discretion), each of Messrs. DeIuliis, Johnson, Onifer and Albert would be entitled to retain his unvested options (and in the case of Mr. Johnson, restricted stock units) which would continue to vest and become exercisable in accordance with the ordinary vesting schedule, resulting in values of $795,192 to Mr. DeIuliis, $142,681 to Mr. Johnson, $70,625 to Mr. Onifer and $62,783 to Mr. Albert.
(8)

In the event of a termination as a result of a reduction in force (as determined by CNX Gas in its sole discretion) in addition to the amounts shown in the tables above each of the executives is entitled to severance pay based on years of service, resulting in values of $193,846 to Mr. DeIuliis, $0 to Mr. Gibbons, $18,750 to Mr. Johnson, and $120,192 to each of Messrs. Onifer and Albert.
(9)	In the event a participant’s employment with CNX Gas terminates due to death or disability, the participant is entitled to a prorated portion of the performance share units, based on the ratio of the number of complete months the participant was employed or served during the relevant period to the total number of months in the relevant period; full payment is due upon Change-in-Control.
(10)	The death benefit under the CNX Gas Retirement Plan is payable to the surviving spouse in the form of an annuity commencing the month after death if the employee had attained age 50 or the month the deceased would have attained age 50; because Mr. DeIuliis has not yet attained age 50, no figure is shown. With respect to Mr. Onifer, because Mr. Onifer was not married as of December 31, 2008, the CNX Gas Retirement Plan does not provide a benefit as of that date.
(11)	Actual amounts may be less as a result of a limitation on payment included in each named executive officer’s Change-in-Control severance agreement that provides for a reduced payment which maximizes the aggregate present value of the payment to the named executive officer without causing any portion of the payment to be subject to the limitation of deduction under section 280G of the U.S. Internal Revenue Code.

Understanding the Employment Termination or Change-in-Control Tables

Change-in-Control Severance Agreements.    CNX Gas has entered into Change-in-Control severance agreements with each of Messrs. DeIuliis, Johnson, Onifer and Albert, which provide for payments to be made by the Company upon the named executive officer’s termination, subject to the conditions set forth below, including CONSOL Energy’s reemployment rights with respect to Messrs. DeIuliis, Onifer and Albert.

Pursuant to the terms of the agreements, any named executive officer will be eligible for benefits if he is terminated:

(1)	after, or in connection with, a Change-in-Control (as defined below) for any reason other than cause, death or disability or if, within the two-year period after a Change-in-Control, he is actually or constructively terminated, which includes the occurrence of: (a) a material adverse change in his position; (b) a material reduction in annual base salary or target bonus or a material reduction in employee benefits; (c) a material change in circumstances, including a material change in the scope of CNX Gas’ business, which has rendered the named executive officer unable to carry out his duties, provided that a good faith determination by him that such material change has occurred will be conclusive and binding on CNX Gas; (d) in connection with the liquidation, dissolution, merger, consolidation or reorganization of CNX Gas or transfer of all or substantially all of CNX Gas’ business or assets, CNX Gas breaches the agreement by not requiring the successor to assume the obligations under the agreement; or (e) the relocation of the named executive officer’s principal work location to a location that increases his normal commute by 50 miles or more or that his required travel away from the office materially increases; or

(2)	other than for cause, death or disability, not more than three months prior to the date on which a Change-in-Control occurs or at the request of a third party who consummates a Change-in-Control within twelve months of the termination date and upon the execution of a release, the terms of which are set forth below.

Payments to be made pursuant to the agreements include:

(1)	a lump sum cash payment equal to (x) (i) a multiple of the named executive officer’s base pay, plus (ii) a multiple of the named executive officer’s incentive pay (the multiple, in each case, for Mr. DeIuliis is 2.5, and for Messrs. Johnson, Onifer and Albert is 2.0); and (y) a pro rated payment of his incentive pay for the year in which his termination of employment occurs;

(2)	for 24 months (30 months in the case of Mr. DeIuliis), the continuation of medical and dental coverage (or a lump sum payment in lieu of continuation at the election of CNX Gas);

(3)	if the named executive officer would have been eligible for post-retirement medical and dental coverage had he or she retired from employment during the period of 24 months (30 months in the case of Mr. DeIuliis) following termination of employment but is not so eligible because of the termination, then at the end of the 24 month (30 months in the case of Mr. DeIuliis) period described in (2) above, CNX Gas will provide continued medical and dental coverage comparable to that which would have been available to him or her under the CNX Gas post-retirement medical and dental benefits program for as long as such coverage would have been available under that program (or a lump sum cash payment in lieu of continuation at the election of CNX Gas);

(4)	a lump sum cash payment equal to the amount that the named executive officer would have received under CNX Gas’ 401(k) plan as a match, had he or she been eligible to participate in CNX Gas’ 401(k) plan for 24 months (30 months in the case of Mr. DeIuliis) after his termination date, and had he or she contributed the maximum amount to the plan for the match;

(5)	a lump sum cash payment equal to the difference between the present value of his accrued pension benefits at his termination date under CNX Gas’ qualified defined benefit plan and (if eligible) any pension restoration plan (together, the “pension plans”) and the present value of the accrued pension benefits to which the named executive officer would have been entitled under the pension plans had he or she continued participation in those plans for 24 months (30 months in the case of Mr. DeIuliis) after his termination date;

(6)	a lump sum cash payment of $25,000 in order to cover the cost of outplacement assistance services and other expenses associated with seeking other employment; and

(7)	any amounts earned, accrued or owing but not yet paid as of his termination date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of CNX Gas.

In addition, upon a Change-in-Control, all equity awards held by the named executive officer in CNX Gas and CONSOL Energy will become fully vested and/or exercisable on the date the Change-in-Control occurs and all stock options or stock appreciation rights will remain exercisable for the period set forth in the applicable award agreement.

The Change-in-Control severance agreements for Messrs. DeIuliis, Onifer and Albert also provide that in the event that their employment is terminated in connection with a Change-in-Control for any reason other than death, disability or cause or if such named executive officer is constructively terminated as described above (other than in the event of a Change-in-Control of CONSOL Energy), CONSOL Energy may, in its sole discretion, elect on or before the 30th day following such named executive officer’s termination date to reemploy the named executive officer on a full time basis in a salaried position. In the event CONSOL Energy elects to reemploy the named executive officer, the named executive officer shall be entitled to receive generally comparable annual base salary, incentive pay and employee benefits from CONSOL Energy for a period not extending beyond the two year anniversary of the Change-in-Control (the “reemployment period”). If the named executive officer refuses or fails to accept CONSOL Energy’s offer of reemployment, the named executive officer will not be considered to have terminated employment with CNX Gas and will not receive any benefits under the above-described Change-in-Control severance agreements.

Upon any reemployment by CONSOL Energy, the named executive officer must agree and acknowledge that no compensation and benefits will be payable to such named executive officer under the Change-in-Control severance agreement, except by CONSOL Energy during the reemployment period and the named executive officer will terminate his agreement with CNX Gas and execute a new Change-in-Control severance agreement with CONSOL Energy. If, however, CONSOL Energy terminates the named executive officer’s employment with it during the reemployment period, CONSOL Energy will have to pay the officer the Change-in-Control payments and benefits described above offset by any salary, incentive pay and months of benefits, as applicable, received by the named executive officer from CONSOL Energy during the reemployment period.

In the event the named executive officer is terminated under circumstances described above and CONSOL Energy does not exercise its right to reemploy the officer (in the case of Messrs. DeIuliis, Onifer and Albert), CNX Gas may, in its sole discretion, elect to require reasonable cooperation from him following his termination date for up to 24 months (the “consultancy period”). During the consultancy period, the named executive officer must be available to provide advice and assistance to CNX Gas. In no event may the named executive officer be required to provide more than five (5) hours of consulting services per work week without his consent and the officer will be permitted to engage in other business activities, subject to some restrictions.

With respect to each of Messrs. DeIuliis and Johnson, if it is determined that any payment or distribution by CNX Gas to or for his benefit would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, CNX Gas will pay to him a “gross-up payment” subject to some limitations, such that the net amount retained by him after deduction of any excise tax imposed under Section 4999 of the Code, and any tax imposed upon the gross-up payment, will be equal to the amount otherwise due absent any excise tax.

To be eligible for payments and benefits provided for under the Change-in-Control severance agreements, the named executive officer is required to execute, and not revoke, a written release of any and all claims against CNX and all related parties, including CONSOL Energy and/or its affiliates, with respect to all matters arising out of the executive’s employment (other than entitlements under the terms of the Change-in-Control severance or under any other plans or programs of the Company or CONSOL Energy in which the executive participated and under which the executive has accrued or become entitled to a benefit) or a termination thereof.

The Change-in-Control severance agreements contain a confidentiality provision which provides that the named executive officer will not disclose any confidential or proprietary information to any person not employed by the Company, or use such information in connection with engaging in competition with the Company (including CONSOL Energy and its subsidiaries). The provision will not apply (i) in the course of the business of and for the benefit of the Company, CONSOL Energy or their subsidiaries, (ii) if such information has become, through no fault of the executive, generally known to the public, or (iii) if the executive is required by law to make disclosure.

In addition to the confidentiality agreements, CNX Gas’ obligations to provide payments and benefits under the Change-in-Control severance agreements are expressly conditioned upon the executive’s covenants not to compete with, and not to solicit employees from, the Company (including CONSOL Energy and its subsidiaries). The non-competition provision of the agreements prohibits the executive from engaging in (directly or indirectly), having any substantial ownership interest (i.e., a greater than 5% interest in the outstanding voting stock), or participating in the financing, operation, management or control of any restricted entity without the prior written consent of the Board for a period of one year. The non-solicitation provision prohibits the executive from soliciting, encouraging or taking action to induce Company employees to terminate their employment with the Company, or interfering with the Company’s contractual or employment relationship with any such employee for a period of two years.

Severance Pay Plan For Salaried Employees.    Eligible employees of CNX Gas are entitled to benefits under the CONSOL Energy Inc. Severance Pay Plan immediately upon completion of one year of continuous service with the Company. Pursuant to the plan, upon termination, the named executive officer is entitled to one week’s compensation for each completed full year of continuous service, up to a maximum of 25 weeks’ compensation, subject the plan’s reemployment provisions described below. Benefits under the plan do not apply where the officer is terminated for cause or resigns, or where such officer’s employment ends in connection with the sale of stock or all or part of a Company’s assets and the officer is offered employment by the purchaser (or its affiliate).

Calculation of the one week’s compensation is on the basis of straight time pay (excluding any bonus or overtime compensation) for such employee’s permanently assigned position. In addition to severance benefits, employees will be granted any vacation pay to which they are entitled. Officers with less than one year of service will be paid only to and including the date of termination.

In the event that the terminated officer is re-employed as a full-time employee before the severance pay period has expired, the employee is required to reimburse the Company for the amount of severance benefits which relate to the unexpired period. If the officer was granted vacation pay, the officer may, at his option, remit the vacation pay to the Company and schedule a later vacation at a time mutually agreed upon with the Company.

Officers will not be entitled to severance under this plan unless and until such officer executes, and does not revoke, a release, deemed satisfactory by the Company, waiving any and all claims against the Company, its affiliates and subsidiaries and all related parties.

Effect of Employment Termination or Change-in-Control Upon Equity Awards.

Performance Share Unit Awards.    Both the 2006 and 2008 Long-Term Incentive Programs (“LTIP”) of the Plan provide that in the event of a Change-in-Control of the Company, the value of units earned will be distributed to named executive officers in cash on the closing date of the Change-in-Control transaction. The value of such units will be determined as of the closing date of the transaction (which is deemed to be the last day of the relevant performance period), which, for purposes of the disclosure set forth above, is December 31, 2007 for both the 2006 and 2008 LTIPs and calculated in accordance with the formula previously described.

In the event that any benefits under this program, either alone or together with any other payments or benefits otherwise owed to the named executive officer by the Company on or after a Change-in-Control would, in the Company’s good faith opinion, be deemed to be “excess parachute payments,” the benefits under this program will be reduced, if at all, to the extent provided in the Change-in-Control severance agreements executed by each of our named executive officers.

Performance share units under both the 2006 and 2008 LTIPs can be forfeited and cancelled if (i) a participant’s employment with CNX Gas or any affiliate terminates before the applicable payment date, for any reason other than death or disability of the participant, whether or not payable, without payment by the Company or any affiliate or (ii) a participant breaches the confidentiality or two-year non-competition or non-solicitation provisions of the LTIPs. If a participant’s employment with the Company or any affiliate is terminated due to death or disability during the performance period, such participant will be entitled to a prorated portion of the performance share units, to the extent earned pursuant to the provisions of the relevant LTIP, determined at the end of the relevant performance period and based on the ratio of the number of complete months the participant is employed or serves during the performance period to the total number of months in the performance period (or the number of remaining months in the performance period if such participant is admitted after the performance period has already begun).

Additionally, certain adjustments will be made in connection with a “Take In Transaction,” which is the happening of one of the following events: CONSOL Energy (i) acquires all of the issued and outstanding stock of CNX Gas, (ii) acquires over 90% of the issued and outstanding stock of CNX Gas through a reorganization, merger or consolidation, (iii) acquires over 90% of the issued and outstanding common stock of CNX Gas and CNX Gas is no longer listed on a national securities exchange; or (iv) the stockholders of CNX Gas approve a liquidation or dissolution of CNX Gas at a time when CONSOL Energy owns greater than 50% of the issued and outstanding stock of CNX Gas. In the event of a Take In Transaction the performance awards will be paid 50% in cash and 50% in restricted stock units of CONSOL Energy, treating the date of the transaction as the end of the performance period under the applicable performance award program.

Stock Option Awards.    The vesting of options will accelerate upon a Change-in-Control of CNX Gas and will be exercisable for the lesser of one year from the Change-in-Control or until the expiration of the applicable option term. A termination of employment will have the following effects on stock option awards:

•

if the executive is terminated for cause or has breached any of the restrictive covenants set forth in the applicable stock option award agreement, such as its two-year non-compete and non-solicitation provisions (as more fully described below), the options (whether vested or unvested) will be deemed cancelled and forfeited in their entirety and any options that were exercised within six months prior to the executive’s termination or breach of a covenant shall be rescinded and the executive shall remit any gains realized upon the exercise of such options to the Company;

•

if the executive is terminated without cause (except for a reduction in force) or does so voluntarily, the unvested portion of the options will be deemed cancelled and forfeited and the vested portion, if any, will remain exercisable for a period of 90 days following such termination of employment;

•	if the executive’s employment is terminated as a result of death, the options will vest in full and will remain exercisable for the lesser of 3 years or until the expiration date of the options;

•

if the executive is terminated as a result of a reduction in force, the unvested portion of the options will continue to vest and be exercisable in accordance with the schedule set forth in the option agreement; and

•	if the executive terminates employment by retiring, the nature of the retirement affects the status of the options under the Plan.

The option agreements contain a non-competition provision which provides that an option holder will not, during the term of his employment and for a period of two years thereafter, directly or indirectly engage in, assist others in engaging in, or induce any employee of the Company or its affiliates to engage in, any business which is in competition with any line of business conducted by the Company or an affiliate of the Company or perform or solicit the performance of services for any customer or client of the Company or its affiliates, or terminate such employee’s employment with the Company or any of its affiliates. In addition, the option holder cannot directly or indirectly employ or offer employment (in connection with any business which is in competition with any line of business conducted by the Company or its affiliates) to any person who was employed by the Company or its affiliates unless such person has ceased to be employed by the Company or its affiliates for a period of at least 12 months.

In addition to the non-competition provision, the option agreements contain provisions regarding confidential information and trade secrets, which provide that the option holder will not, at any time during or after the term of his employment, disclose or use for his own or any other person or entity’s benefit or purposes, other than for the benefit of the Company and its affiliates, any proprietary confidential information or trade secrets, which are unique to the Company and not generally known to the industry or the public. In addition, upon termination with the Company for any reason, the employee must immediately return all materials relating to the business of the Company and its affiliates, excluding personal notes, notebooks and diaries, and cannot retain or use for their own account at any time any trade names, trademarks or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

In the event of a “Take in Transaction”: (i) vested Options will be paid a cash amount equal to the spread between the exercise price and the fair market value of CNX Gas common stock on the date of the transaction; (ii) unvested Options will convert into the right the purchase shares of CONSOL Energy common stock based on the relative values of each company’s common stock on the date of the transaction, as determined by the Boards of CNX Gas and CONSOL Energy; (iii) any restricted stock units will be converted into restricted stock units of CONSOL Energy based on the relative values of each company’s common stock on the date of the transaction, as determined by the boards of CNX Gas and CONSOL Energy.

Restricted Stock Unit Awards.    If a holder of restricted stock units ceases to be an employee of the Company on account of death, disability or retirement at normal retirement age, all shares subject to an award will vest automatically and be delivered to him immediately, or as soon as practical thereafter. If he is terminated for “cause” or ceases to provide services for any reason other than death, disability, early retirement or retirement at a normal age, the award will be cancelled with respect to any unvested shares, and the number of restricted stock units will be reduced accordingly. The holder will then cease to have any rights or entitlements to receive any shares of common stock under those cancelled units. In addition, in the event of a termination for “cause” or a breach of the proprietary information covenant (the terms of which are set forth below), he will also forfeit all of his right, title and interest in and to any shares which have vested under his award and which are either held by him at that time or are otherwise subject to deferred issuance.

Definitions under the Change-in-Control Severance Agreements and Plan.

“Cause” is defined under the Plan to mean a determination by the Board that a person has committed an act of embezzlement, fraud, dishonesty or breach of fiduciary duty to the Company, deliberately and repeatedly violated the rules of the Company or the valid instructions of the Board or an authorized officer of the Company, made any unauthorized disclosure of any of the material secrets or confidential information of the Company, or engaged in any conduct that could reasonably be expected to result in material loss, damage or injury to the Company.

“Cause” is defined under the Change-in-Control severance agreements to mean a determination by the Board that the executive has been convicted of or pled guilty or nolo contendere to any felony or misdemeanor involving embezzlement, fraud or theft, or has wrongly disclosed material confidential information of the Company, its subsidiaries and affiliates, has intentionally violated any express provisions of the Company’s Employee Code of Business Conduct and Ethics or has intentionally failed or refused to perform any of his material assigned duties for the Company and such failure or refusal has been harmful to the Company.

The Plan and the Change-in-Control severance agreements define a “Change-in-Control” with respect to the Company to be the following:

(i) the acquisition by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 25% of the combined voting power of the then outstanding voting stock of the Company; provided, however, that for purposes of this clause (i), the following acquisitions will not constitute a Change-in-Control: (A) any issuance of voting stock of the Company directly from the Company that is approved by the Incumbent Board (as defined in clause (ii) below), (B) any acquisition by the Company of voting stock of the Company, (C) any acquisition of voting stock of the Company by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (D) any acquisition of voting stock of the Company by an underwriter holding securities of the Company in connection with a public offering thereof, (E) any acquisition of voting stock by CONSOL Energy and/or its subsidiaries, or (F) any acquisition of voting stock of the Company by any person or entity pursuant to a Business Combination that complies with clauses (A), (B), (C) of clause (iii) below;

(ii) other than at a time when CONSOL Energy and/or its subsidiaries beneficially own more than 50% of the total voting stock, individuals who constitute the Board as of the effective date of the Plan (the “Incumbent Board,” as modified by this clause (ii)), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two thirds of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) will be deemed to have then been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board;

(iii) consummation of a reorganization, merger or consolidation of the Company or a sale or other disposition (whether by sale, taxable or nontaxable exchange, formation of a joint venture or otherwise) of all or substantially all of the assets of the Company, or other transaction involving the Company (each, a “Business Combination”), unless, in each case, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of voting stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such Business Combination or any direct or indirect parent corporation thereof (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no person or entity, other than the Company and/or CONSOL Energy and/or its subsidiaries, beneficially owns 25% or more of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such Business Combination or any direct or indirect parent corporation thereof (disregarding all “acquisitions” described in subsections (A)—(C) of clause (i)), and (C) other than at a time when CONSOL Energy and/or its subsidiaries beneficially own more than 50% of the total voting stock, at least a majority of the members of the board of directors of the entity resulting from such Business Combination or any direct or indirect parent corporation thereof were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of clause (iii).

Additionally, the Plan defines a Change-in-Control as: other than at a time when CONSOL Energy and/or its subsidiaries beneficially own less than 50% of the total voting stock of the Company, the earliest to occur of: (i) any one “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (other than (A) CONSOL Energy, (B) any trustee or other fiduciary holding securities under an employee benefit plan of CONSOL Energy, and (C) any corporation owned, directly or indirectly, by the stockholders of CONSOL Energy in substantially the same proportions as their ownership of shares of CONSOL Energy’s common stock), or more than one “person” acting as a “group,” is or becomes the “beneficial owner” (as defined in Section 13d-3 under the Securities Exchange Act of 1934) of shares of common stock of CONSOL Energy that, together with the shares held by such “person” or “group,” possess more than 50% of the total fair market value or voting power of CONSOL Energy’s shares of common stock; (ii) a majority of the members of CONSOL Energy’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of CONSOL Energy’s board of directors prior to the date of appointment or election; or (iii) the sale of all or substantially all of CONSOL Energy’s assets.

The Change-in-Control severance agreements further define a Change-in-Control to include any Change-in-Control of CONSOL Energy, which is defined as follows:

(i) the acquisition after the date hereof by any person or entity of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of more than 25% of the combined voting power of the then outstanding voting stock of CONSOL Energy; provided, however, that for purposes of this clause (i), the following acquisitions will not constitute a Change-in-Control: (A) any issuance of voting stock of CONSOL Energy directly from CONSOL Energy that is approved by the Incumbent Board of CONSOL Energy (as defined in clause (ii) below), (B) any acquisition by CONSOL Energy and/or its subsidiaries of voting stock of CONSOL Energy, (C) any acquisition of voting stock of CONSOL Energy by any employee benefit plan (or related trust) sponsored or maintained by CONSOL Energy and/or its subsidiaries, (D) any acquisition of voting stock of CONSOL Energy by an underwriter holding securities of CONSOL Energy in connection with a public offering thereof, or (E) any acquisition of voting stock of CONSOL Energy by any person or entity pursuant to a Business Combination that complies with clauses (A), (B), (C) of clause (iii) below;

(ii) individuals who constitute the CONSOL Energy board of directors (the “Incumbent Board of CONSOL Energy,” as modified by this clause (ii)), cease for any reason to constitute at least a majority of the CONSOL Energy board of directors; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the CONSOL Energy stockholders, was approved by a vote of at least two thirds of the directors then comprising the Incumbent Board of CONSOL Energy (either by a specific vote or by approval of the proxy statement of CONSOL Energy in which such person is named as a nominee for director, without objection to such nomination) will be deemed to have then been a member of the Incumbent Board of CONSOL Energy, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the CONSOL Energy board;

(iii) consummation of a reorganization, merger or consolidation of CONSOL Energy, a sale or other disposition (whether by sale, taxable or nontaxable exchange, formation of a joint venture or otherwise) of all or substantially all of the assets of CONSOL Energy, or other transaction involving CONSOL Energy (each, a “Business Combination of CONSOL Energy”), unless, in each case, immediately following such Business Combination of CONSOL Energy, (A) all or substantially all of the individuals and entities who were the beneficial owners of voting stock of CONSOL Energy immediately prior to such Business Combination of CONSOL Energy beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such Business Combination of CONSOL Energy or any direct or indirect parent corporation thereof (including, without limitation, an entity which as a result of such transaction owns CONSOL Energy or all or substantially all of CONSOL Energy’s assets either directly or through one or more subsidiaries), (B) no person or entity, other than CONSOL Energy beneficially owns 25% or more of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such Business Combination of CONSOL Energy or any direct or indirect parent corporation thereof (disregarding all “acquisitions” described in subsections (A)—(C) of clause (i)), and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Combination of CONSOL Energy or any direct or indirect parent corporation thereof were members of the Incumbent Board of CONSOL Energy at the time of the execution of the initial agreement or of the action of the CONSOL Energy board providing for such Business Combination of CONSOL Energy; or

(iv) approval by the stockholders of CONSOL Energy of a complete liquidation or dissolution of CONSOL Energy, except pursuant to a Business Combination of CONSOL Energy that complies with clauses (A), (B) and (C) of clause (iii).

“Disability” is defined generally under the Plan to mean a participant’s inability, because of physical or mental incapacity or injury (that has continued for a period of at least 12 consecutive months), to perform for CNX Gas or an affiliate substantially the same services as he or she performed prior to incurring such incapacity or injury.

“Disability” is defined under the Change-in-Control severance agreements to mean the executive becomes permanently disables within the meaning of, and begins to actually receive benefits pursuant to, the long-term disability plan in effect for, and applicable to, the executive.

ACCOUNTANTS AND AUDIT COMMITTEE

Audit Committee Report.

Dear Stockholder:

The Audit Committee has reviewed and discussed with management of CNX Gas and Ernst & Young, LLP (“E&Y”), the independent registered public accounting firm serving as the independent auditor of CNX Gas for the fiscal year-ended December 31, 2008, the audited financial statements of CNX Gas as of, and for the fiscal year ended, December 31, 2008, including the fiscal year ended December 31, 2007, and the fiscal year ended December 31, 2006 (the “Audited Financial Statements”). In addition, we have discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 114 effective December 15, 2006 (Communication with Audit Committees).

The Audit Committee also has received the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with that firm its independence from CNX Gas. The committee also discussed with management of CNX Gas and E&Y such other matters and received such assurances from them as we deemed appropriate.

As noted in the proxy statement in the table showing fees billed by E&Y, E&Y did not provide any non-audit services to CNX Gas during 2008 or 2007 and hence there was no impact in this regard on E&Y’s independence.

Management is responsible for CNX Gas’ internal controls and the financial reporting process. E&Y is responsible for performing an independent audit of CNX Gas’ financial statements and of its internal control over financial reporting in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Based on the foregoing monitoring and oversight process, discussions with management and a review of the report of E&Y with respect to the audited financial statements, and relying thereon, the committee has recommended to the Board the inclusion of the audited financial statements in CNX Gas’ Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

The Audit Committee has considered the requirements of the Sarbanes-Oxley Act of 2002 with respect to the responsibilities of audit committees of public companies. The Audit Committee and Board of CNX Gas are committed to compliance with all provisions of that statute and related regulations. Actions will be taken by the Audit Committee and the Board as statutory and regulatory provisions become effective for CNX Gas and for audit committees and independent auditors generally.

MEMBERS OF THE COMMITTEE:

John R. Pipski, Chairman

James E. Altmeyer, Sr.

Philip W. Baxter

Raj K. Gupta

(The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of CNX Gas under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that CNX Gas specifically incorporates the Report by reference therein.)

Independent Registered Public Accounting Firm.    E&Y was the independent registered public accounting firm selected by CNX Gas’ Audit Committee as the independent auditor for the fiscal year ended December 31, 2008.

The following table presents fees billed for professional audit services rendered by E&Y and PricewaterhouseCoopers LLP (“PwC”), with respect to 2008, and solely PwC, with respect to 2007, for the audit of CNX Gas’ annual financial statements for the years ended December 31, 2007 and December 31, 2008, and fees for other services rendered by E&Y and PwC during those periods. Except as set forth below, CNX Gas paid all such fees.

	2008(E&Y)		2008(PwC)		2007(PwC)
Audit Fees	$524,364		$122,498		$738,676
Audit-Related Fees	—		—		—
Tax Fees	—		—		—
All Other Fees	—		—		—

Total	$524,364	(1)	$122,498	(1)	$738,676	(1)

(1)	Represents total invoiced amounts, including expenses incidental to services performed.

As used above, the following terms have the meanings set forth below:

Audit Fees.    The fees for professional services rendered for the audit of CNX Gas’ annual financial statements, for Sarbanes-Oxley attestation procedures, for the review of the financial statements included in CNX Gas’ Quarterly Reports on Form 10-Q and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, including registration statements on Form S-8, to the extent applicable to CNX Gas in 2008 and 2007.

Audit-Related Fees.    The fees for assurance and related services that are reasonably related to the performance of the audit or review of CNX Gas’ financial statements.

Tax Fees.    The fees for professional services rendered for tax compliance, tax advice, and tax planning.

All Other Fees.    The fees for products and services provided, other than for the services reported under the headings “Audit Fees,” “Audit-Related Fees” and “Tax Fees,” for the period in question.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services.    The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. On February 13, 2006, the Audit Committee adopted a formal policy for the pre-approval of services provided by the independent registered public accounting firm. All of the services relating to the Audit-Related Fees described above were provided under the direction of CONSOL Energy at the request of CNX Gas pursuant to the Services Agreement and were pre-approved in accordance with the pre-approval policy and procedures adopted by CONSOL Energy’s Audit Committee. All of the services relating to the Audit Fees for the year ended December 31, 2008 described above were pre-approved by the CNX Gas Audit Committee in accordance with its pre-approval policy.

PROPOSAL #2—RATIFICATION OF THE ANTICIPATED APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee anticipates appointing Ernst & Young LLP as the independent registered public accounting firm to serve as the independent auditor for CNX Gas in respect of the fiscal year ended December 31, 2009. The Audit Committee recommends that the stockholders of CNX Gas ratify this anticipated appointment.

The affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and voting on the proposal shall constitute ratification of the anticipated appointment of Ernst & Young LLP. If the stockholders of CNX Gas do not ratify the anticipated appointment of Ernst & Young LLP, the appointment of an independent registered public accounting firm to serve as the independent auditor for the fiscal year ending December 31, 2009 will be reconsidered by the Audit Committee.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to address the meeting and respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE RATIFICATION OF THE ANTICIPATED APPOINTMENT OF

ERNST & YOUNG LLP AS THE INDEPENDENT AUDITOR FOR THE FISCAL YEAR

ENDING DECEMBER 31, 2009.

STOCKHOLDER PROPOSALS

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement.    Any proposal submitted by a stockholder for inclusion in the proxy statement for the annual meeting to be held in 2010 must (a) conform to the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934 and (b) be received by the Corporate Secretary of CNX Gas no later than November 23, 2009 (under Rule 14a-8, the proposal must be received at least 120 days in advance of the one-year anniversary of mailing date of the proxy statement for the prior annual meeting—in this case, March 23, 2010). Any such proposal should be addressed to the Corporate Secretary, CNX Gas Corporation, CNX Center, 1000 CONSOL Energy Drive, Canonsburg, Pennsylvania 15317.

General Information Regarding the Content of Proposals.    Stockholders desiring to nominate persons for election to the Board or propose other business for consideration by the stockholders at an annual meeting must comply with the advance notice provisions of the Company’s Bylaws. Pursuant to the Bylaws, such nominations or other business (which must be a proper subject for stockholder action) must be delivered to the Corporate Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders. Stockholders should review the Bylaws for the different delivery requirements that apply if the annual meeting is more than 30 days before or 60 days after such anniversary date. Director nominations must be accompanied by a statement of the nominee indicating willingness to be named in the proxy as a nominee (if so desired), a statement by the nominee indicating willingness to serve if elected, a statement disclosing the principal occupations or employment of the nominee during the past five years, and otherwise include the information required by Regulation 14A under the Securities Exchange Act of 1934 and Rule 14a-11 promulgated thereunder. All other proposals must include a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of CNX Gas, the language of the proposed amendment), the reasons for conducting such business at the annual meeting and any material interest in such business of the proposing stockholder. All proposals and nominations must include evidence of the proposing stockholder’s ownership of CNX Gas stock (which includes, (1) the name and address of the proposing stockholder as it appears on CNX Gas’ books, and of such beneficial owner, (2) the class and number of shares of capital stock of CNX Gas which are owned beneficially and of record by the stockholder and beneficial owner, (3) a representation that the stockholder is a holder of record of stock of CNX Gas entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, and (iv) a representation whether the stockholder or beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of CNX Gas’ outstanding capital stock required to elect the nominee and/or (b) to otherwise solicit proxies from stockholders in support of such nomination).

“Householding” of Proxy Materials.    The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two (2) or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. CNX Gas and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once stockholders have received notice from their broker or CNX Gas that materials will be sent in the householding manner to the stockholder’s address, householding will continue until otherwise notified or until the stockholder revokes such consent. If, at any time, stockholders no longer wish to participate in householding and would prefer to receive a separate proxy statement, they should notify their broker if shares are held in a brokerage account or CNX Gas if holding registered shares. CNX Gas will deliver promptly upon written or oral request a separate copy of the annual report or proxy statement, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered. Any such notice should be addressed to the Investor Relations department of CNX Gas Corporation, CNX Center, 1000 CONSOL Energy Drive, Canonsburg, Pennsylvania 15317, or notice may be given by calling CNX Gas at (724) 485-4000 (i) to receive a separate copy of an annual report or proxy statement for this meeting, (ii) to receive separate copies of those materials for future meetings, or (iii) if the stockholder shares an address and wishes to request delivery of a single copy of annual reports or proxy statements if now receiving multiple copies of annual reports or proxy statements.

OTHER MATTERS

The Board knows of no other proposals that may properly be presented for consideration at the Annual Meeting but, if other matters do properly come before the Annual Meeting, and provided you fill out the enclosed proxy card and return it, thereby consenting to be represented at the Annual Meeting by proxy, the persons named in the proxy will vote your shares will be voted in accordance with the recommendations of the Board, and in accordance with their best judgment on any other matters that may properly come before the Annual Meeting.

By Order of the Board of Directors

of CNX Gas Corporation

CNX GAS CORPORATION

National City Bank

Shareholder Services Operations

Locator 5352

P.O. Box 94509

Cleveland, OH 44101-4509

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your Proxy in the enclosed envelope.

ê    Please fold and detach card at perforation before mailing.    ê

CNX GAS CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 28, 2009

PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints J. Brett Harvey and P. Jerome Richey and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of CNX Gas Corporation on April 28, 2009 and any adjournments thereof, with all powers that the undersigned would possess if personally present, with respect to the matters referred to on this Proxy. A majority of the proxies or substitutes present at the meeting may exercise all power granted hereby.

Dated:	, 2009

Signature

Signature
Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, trustee, administrator, or guardian, please give full title as such.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

ê    Please fold and detach card at perforation before mailing.    ê

This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR the election of nominees in Proposal 1, and FOR the ratification of the appointment of independent auditor in Proposal 2; and the proxies are authorized, in accordance with their judgment, to vote upon such other matters as may properly come before the meeting and any adjournments thereof.

1.	Election of Directors.

❑ FOR all nominees listed below (except as marked to the contrary below*)	❑ WITHHOLD AUTHORITY to vote for all nominees listed below

Nominees:	(1) J. Brett Harvey	(2) James E. Altmeyer, Sr.	(3) Philip W. Baxter	(4) Raj K. Gupta
(5) John R. Pipski

*INSTRUCTIONS:	To withhold authority to vote for any such nominee(s), write the name(s) of the nominee(s) on the line below:

2.	Ratification of the Anticipated Appointment of Ernst & Young LLP as Independent Auditor for 2009.

❑ FOR	❑ AGAINST	❑ ABSTAIN

CONTINUED ON REVERSE SIDE